                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            UNITED STATES CELLULAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                                    N/A
--------------------------------------------------------------------------------
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
UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631
Phone: (773) 399-8900
Fax: (773) 399-8936

                                                               [LOGO]

                                                  April 11, 1997

Dear Shareholders:

    You are cordially invited to attend the Company's 1997 Annual Meeting on Wednesday, May 14, 1997, at 10:00 a.m., Chicago time, at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the Auditorium. At the meeting, we will report on the plans and accomplishments of United States Cellular Corporation.

    The formal notice of the meeting, Proxy Statement and 1996 Annual Report are enclosed. At the 1997 Annual Meeting, shareholders are being asked to (i) elect two Class I Directors, (ii) approve the Company's 1997 Employee Stock Purchase Plan and (iii) ratify the selection of independent public accountants for the current fiscal year. The Board of Directors recommends a vote "FOR" the nominees and each of the proposals.

    The Board of Directors and members of our management team will be at the Annual Meeting to discuss our record of achievement and plans for the future. We would like to have as many shareholders as possible represented at the meeting. Therefore, please sign and return the enclosed proxy, whether or not you plan to attend the meeting.

    If you have any questions prior to the Annual Meeting, please call the External Reporting Department at (773) 399-8900.

    We look forward with pleasure to visiting with you at the Annual Meeting.

                            With very best regards,

      [SIGNATURE]                  [SIGNATURE]
LeRoy T. Carlson, Jr.              H. Donald Nelson
Chairman                           President and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

To the Shareholders of

                       UNITED STATES CELLULAR CORPORATION

    The 1997 Annual Meeting of the Shareholders of United States Cellular Corporation, a Delaware corporation (the "Company" or "USM"), will be held at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the Auditorium, on Wednesday, May 14, 1997, at 10:00 a.m., Chicago time, for the following purposes:

    1.  to elect two Class I directors;

    2.  to consider and approve the Company's 1997 Employee Stock Purchase Plan;

    3. to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year; and

    4. to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    This Notice of Annual Meeting of Shareholders and Proxy Statement is first being sent to shareholders on or about April 11, 1997.

    The Board of Directors has fixed the close of business on March 27, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

    The Board of Directors would like to have all shareholders represented at the Annual Meeting. If you do not expect to be present, please sign and mail your proxy in the enclosed self-addressed envelope to Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

    On February 28, 1997, the Company had outstanding 53,160,367 Common Shares, par value $1.00 per share (excluding 426 shares held by the Company), and 33,005,877 Series A Common Shares, par value $1.00 per share. As of February 28, 1997, there were no outstanding shares of Preferred Stock, par value $1.00 per share, of the Company. Each holder of outstanding Common Shares is entitled to one vote for each Common Share held in such holder's name with respect to all matters on which the holders of Common Shares are entitled to vote at the Annual Meeting. The holder of Series A Common Shares is entitled to ten votes for each Series A Common Share held in such holder's name with respect to all matters on which the holder of Series A Common Shares is entitled to vote at the Annual Meeting. Accordingly, the voting power of the Series A Common Shares was 330,058,770 votes, and the total voting power of all outstanding shares of capital stock was 383,219,137 at February 28, 1997. Telephone and Data Systems, Inc., an Iowa corporation ("TDS"), is the sole holder of Series A Common Shares. The holder of Series A Common Shares will elect two Class I directors at the Annual Meeting. Proxies are being requested from the holders of Common Shares in connection with the approval of the 1997 Employee Stock Purchase Plan and the ratification of the selection of Arthur Andersen LLP.

                               VOTING INFORMATION

    The holder of Series A Common Shares may, with respect to the election of the Class I directors to be elected by the holder of Series A Common Shares, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees. A shareholder may, with respect to the proposal to approve the 1997 Employee Stock Purchase Plan, (i) vote FOR approval, (ii) vote AGAINST approval or (iii) ABSTAIN from voting on the proposal. A shareholder may, with respect to the proposal to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for 1997, (i) vote FOR ratification, (ii) vote AGAINST ratification or (iii) ABSTAIN from voting on the proposal. All properly executed and unrevoked proxies received in the accompanying form in time for the 1997 Annual Meeting will be voted in the manner directed therein. If no direction is made, a proxy by the holder of Series A Common Shares will be voted FOR the election of the named director nominees to serve as Class I directors and a proxy by any shareholder will be voted FOR the proposals to approve the 1997 Employee Stock Purchase Plan and to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for 1997. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter, although such votes may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum. The holders of a majority of the votes of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting, except that, in the case of matters such as the election of directors, where a separate vote by a class or classes is required, the holders of a majority of the votes of the stock of such class or classes, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to such vote on that matter.

    The election of the Class I directors to be elected requires the affirmative vote of a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. Accordingly, if a quorum is present at the Annual Meeting, each person receiving the greatest number of votes by the holders of shares entitled to vote with respect to the election of such Class I director will be elected to serve as a Class I director. Because the election of each Class I director requires only the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for the nominee and non-votes with respect to the election of the Class I directors will not affect the outcome of the election of the Class I directors.

    If a quorum is present at the Annual Meeting, the proposal to approve the 1997 Employee Stock Purchase Plan requires the affirmative vote of a majority of the voting power of the Common Shares and Series A Common Shares voting together and present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

    If a quorum is present at the Annual Meeting, the ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for 1997 requires the affirmative vote of a majority of the voting power of the Common Shares and Series A Common Shares voting together and present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Company's Board of Directors is divided into three classes. Every year, one of the classes is elected to serve for three years. At the Annual Meeting, two Class I directors will be elected for terms of three years, or until their successors are elected and qualified. The nominees for election as Class I directors are identified in the table below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors.

NOMINEES

              CLASS I DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 2000

    The following persons, if elected at the 1997 Annual Meeting of Shareholders, will serve as Class I directors for a period of three years, or until their successors are elected and qualified.

           NOMINEES FOR ELECTION BY HOLDER OF SERIES A COMMON SHARES

                                               POSITION WITH THE COMPANY              SERVED AS
             NAME               AGE            AND PRINCIPAL OCCUPATION             DIRECTOR SINCE
------------------------------  ---  ---------------------------------------------  --------------
H. Donald Nelson..............   63  President (chief executive officer) and             1984
                                      Director of the Company

LeRoy T. Carlson..............   80  Director of the Company and Chairman of TDS         1987

    H. Donald Nelson has been the President (chief executive officer) of the Company for more than five years.

    LeRoy T. Carlson has been the Chairman of TDS for more than five years and is a member of its Board of Directors. He is also a director of Aerial Communications, Inc. [NASDAQ: "AERL"], a subsidiary of TDS which is developing broadband personal communications services. He is the father of LeRoy T. Carlson, Jr.

    All nominees are current Class I directors. Mr. Nelson and Mr. Carlson will be elected by TDS as the sole holder of Series A Common Shares.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES BY THE HOLDER OF SERIES A COMMON SHARES.

             CLASS II DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 1998

    The following persons were elected at the Annual Meeting of Shareholders on May 17, 1995, to serve as Class II directors for a period of three years, or until their successors are elected and qualified.

                                               POSITION WITH THE COMPANY              SERVED AS
             NAME               AGE            AND PRINCIPAL OCCUPATION             DIRECTOR SINCE
------------------------------  ---  ---------------------------------------------  --------------
Paul-Henri Denuit.............   62  Director of the Company and Chief Executive         1988
                                      Officer and Managing Director of S.A.
                                      Coditel

Murray L. Swanson.............   55  Director of the Company and Executive Vice          1987
                                      President-Finance of TDS

    Paul-Henri Denuit has served as Chief Executive Officer and Managing Director of S.A. Coditel for more than five years. S.A. Coditel is a beneficial holder of 2,279,583 Common Shares of the Company. Mr. Denuit disclaims beneficial ownership of such shares. Mr. Denuit was appointed as a director of the Company pursuant to the terms of a Common Stock Purchase Agreement dated April 24, 1987, between the Company and S.A. Coditel.

    Murray L. Swanson has been Executive Vice President-Finance and chief financial officer of TDS for more than five years. Mr. Swanson also serves on the Board of Directors of TDS, AERL, American Paging, Inc. [AMEX: "APP"], a subsidiary of TDS which provides radio paging services, and TDS Telecommunications Corporation ("TDS Telecom"), a subsidiary of TDS which operates local telephone companies.

    Mr. Denuit was elected by the holders of Common Shares and Mr. Swanson was elected by TDS as the sole holder of Series A Common Shares.

             CLASS III DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 1999

    The following persons were elected at the Annual Meeting of Shareholders on May 15, 1996, to serve as Class III directors for a period of three years, or until their successors are elected and qualified:

                                               POSITION WITH THE COMPANY              SERVED AS
             NAME               AGE            AND PRINCIPAL OCCUPATION             DIRECTOR SINCE
------------------------------  ---  ---------------------------------------------  --------------
LeRoy T. Carlson, Jr..........   50  Chairman and Director of the Company and            1984
                                      President and Chief Executive Officer of TDS

Walter C. D. Carlson..........   43  Director of the Company and Partner, Sidley &       1989
                                      Austin, Chicago, Illinois

Allan Z. Loren................   58  Director of the Company and Executive Vice          1992
                                      President and Chief Information Officer of
                                      American Express Company

    LeRoy T. Carlson, Jr., has been the Chairman of the Company, and the President and Chief Executive Officer of TDS, for more than five years. Mr. Carlson also serves on the Board of Directors of TDS. He is also a director and Chairman of each of AERL, APP and TDS Telecom. He is the son of LeRoy T. Carlson and the brother of Walter C.D. Carlson.

    Walter C.D. Carlson has been a partner of the law firm of Sidley & Austin for more than five years. He also serves on the Board of Directors of TDS and AERL. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

    Mr. Allan Z. Loren joined American Express Company as Executive Vice President and Chief Information Officer in 1995. Prior to that, he was President of Galileo International. Prior to his assignment at Galileo International, Mr. Loren was President and CEO of Covia Partnership, which combined with Galileo International in 1993 to become the world's largest global computer reservation system. Before that, Mr. Loren was President of Apple USA with responsibility for Apple's domestic marketing, sales, customer service and distribution. Mr. Loren also previously held a number of senior executive, technical and operational positions with CIGNA, a major insurance company. Mr. Loren is a director of Reynolds & Reynolds Co., a public company which provides computer systems and business forms.

    Mr. Loren was elected by the holders of Common Shares. LeRoy T. Carlson, Jr., and Walter C.D. Carlson were elected by TDS as the sole holder of Series A Common Shares.

    The law firm of Sidley & Austin provided legal services to TDS and the Company in 1996.

                            COMMITTEES AND MEETINGS

    The Board of Directors of the Company held five meetings during 1996. All of the directors attended at least 75% of the meetings of the Board of Directors held in 1996.

    The Board of Directors does not presently have a formal nominating committee.

    The Audit Committee of the Board of Directors, among other things, determines audit policies, reviews external and internal audit reports and reviews recommendations made by the Company's internal auditing staff and independent public accountants. The Audit Committee is composed of Messrs. Walter C.D. Carlson (chairman), Paul-Henri Denuit and Allan Z. Loren. The Audit Committee held three meetings in 1996. Each of the committee members attended all three meetings held in 1996.

    The Stock Option Compensation Committee of the Board of Directors consists of Paul-Henri Denuit and Allan Z. Loren. The principal functions of the Stock Option Compensation Committee are to consider and approve long-term compensation for executive officers and to consider and recommend new long-term compensation plans or changes to long-term compensation plans to the Board of Directors. The Stock Option Compensation Committee held one meeting in 1996, which was attended by all members of such committee.

                               EXECUTIVE OFFICERS

    Set forth below is a table identifying other executive officers of the Company who are not identified in the tables regarding the election of directors of the Company.

                    NAME                           AGE                            POSITION WITH COMPANY
---------------------------------------------      ---      ------------------------------------------------------------------
Douglas S. Arnold............................          42   Vice President-Human Resources
David M. Friedman............................          50   Vice President-Marketing
Joyce V. Gab Kneeland........................          39   Senior Vice President-Operations
Richard W. Goehring..........................          47   Senior Vice President-Engineering
Kenneth R. Meyers............................          43   Senior Vice President-Finance (chief financial officer) and
                                                              Treasurer
Michael A. Mutz..............................          45   Vice President-Eastern Operations
Edward W. Towers.............................          49   Vice President-Market and Business Development
James D. West................................          44   Vice President-Information Services
Phillip A. Lorenzini.........................          45   Controller (principal accounting officer)
Stephen P. Fitzell...........................          43   Secretary

    Douglas S. Arnold joined the Company and was appointed the Company's Vice President-Human Resources in 1995. Prior to that time, he was Vice President of Employee Relations of Pizza Hut International since 1992. Between 1980 and 1992, Mr. Arnold was employed at Frito-Lay, Inc. in various capacities, most recently as Human Resource Director.

    David M. Friedman joined the Company in 1995 and was appointed its Vice President-Marketing in March 1996. Prior to that time, he was Vice President of Product Marketing and Customer Support for Covia Technologies, a start up software company, between 1994 and 1995. Before that, between 1993 and 1994 he was President and founder of Performance Marketing Group, a consulting firm, and between 1990 and 1992 was Vice President and General Manager of Ameritech Services, a provider of telecommunications services.

    Joyce V. Gab Kneeland was appointed Senior Vice President-Operations in January 1997. Prior to that, she was Vice President-Operations since January 1994. Prior to that time, she was Vice President-Customer Service and Administration of the Company for more than five years.

    Richard W. Goehring was appointed Senior Vice President-Engineering in January 1997. Prior to that, he was Vice President-Engineering of the Company for more than five years.

    Kenneth R. Meyers was appointed Senior Vice President-Finance (chief financial officer) and Treasurer of the Company in January 1997. Prior to that he was Vice President-Finance (chief financial officer) and Treasurer of the Company for more than five years.

    Michael A. Mutz joined the Company in 1995 and was appointed Vice President-Eastern Operations in 1995. Prior to that time, he was employed at AT&T Corp. in various capacities since 1983, most recently as General Manager of Direct Marketing Services for the Global Business Communications Systems Division and prior thereto as General Manager for the General Business Systems Division.

    Edward W. Towers has been Vice President-Market and Business Development of the Company for more than five years.

    James D. West has been Vice President-Information Services since 1992. Prior to that time he was employed at Andersen Consulting for more than five years in various capacities, most recently as an associate partner.

    Phillip A. Lorenzini has been the Company's principal accounting officer since 1993. He has been the Controller of the Company for more than five years.

    Stephen P. Fitzell has been the Secretary of the Company and a partner of the law firm of Sidley & Austin for more than five years.

    All of the Company's executive officers devote all of their time to the affairs of the Company, except for LeRoy T. Carlson, Jr., Edward W. Towers and Stephen P. Fitzell. LeRoy T. Carlson, Jr., who is employed by TDS as its President and Chief Executive Officer, devotes a portion of his time in that capacity to the affairs of the Company. Edward W. Towers is employed by TDS and devotes substantially all of his time to the development of the Company. Stephen
P. Fitzell is a practicing attorney.

                                   PROPOSAL 2
                       1997 EMPLOYEE STOCK PURCHASE PLAN

    The Board of Directors has determined that it is in the best interests of the Company and its shareholders to approve the 1997 Employee Stock Purchase Plan of the Company (the "Plan").

    The purpose of the Plan is to encourage and facilitate the purchase of Common Shares by eligible employees of the Company and its subsidiaries and to provide an additional incentive to promote the best interests of the Company and its subsidiaries and an additional opportunity to participate in their economic progress. The Plan was adopted by the Board of Directors of the Company (the "Board") and became effective January 1, 1997. The Plan is subject to the approval of the shareholders of the Company within twelve months before or after its adoption by the Board. The Plan will be administered by a two-person committee (the "Committee") composed of persons who are ineligible to participate in the Plan. Subject to the express provisions of the Plan, the Committee will have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. The Board may at any time, and from time to time, amend the Plan in any respect, except that, without shareholder approval, no amendment may be made changing the number of shares to be reserved under the Plan (unless certain changes occur in the Company's capital structure as described in the Plan), or that would otherwise require shareholder approval under applicable law.

    The Plan will terminate on December 31, 1998 (the "Termination Date"), or, if earlier, upon the purchase by participants of all shares that may be issued under the Plan or any earlier time in the discretion of the Board. The date on which the Plan terminates will be treated as a "Purchase Date" under the Plan, as defined below.

    In general, any employee of the Company, or any of its subsidiaries that has adopted the Plan with the prior approval of the Company, (a "participating subsidiary") is eligible to participate in the Plan as of the effective date of the Plan, provided that such employee has at least three months of continuous service with the Company or a participating subsidiary immediately prior to such effective date (a "Participant"). Under the Plan, an entry date occurs on January 1, 1997 and the first day of each subsequent calendar quarter. Approximately 3,400 employees were eligible to participate in the Plan as of January 1, 1997.

    The maximum number of shares available for purchase under the Plan will be 130,000 Common Shares, subject to adjustment in the event of certain changes to the Company's capital structure, as described in the Plan. Notwithstanding anything to the contrary in the Plan, no employee may be granted an option under the Plan to purchase Common Shares if such employee, immediately after the grant of the option, would own stock (including shares subject to the option) possessing five percent or more of the total combined voting power or value of all classes of issued and outstanding stock of the Company, TDS or any of their subsidiaries. In addition, no Participant may be granted an option to purchase Common Shares that permits the Participant to purchase shares in any calendar year under the Plan and all other employee stock purchase plans (within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code")) of the Company, TDS and their subsidiaries with an aggregate fair market value (determined at the time such option is granted) in excess of $25,000.

    At least 15 days (or such other period as may be prescribed by the Committee) prior to the first entry date as of which an employee is eligible to participate in the Plan, an employee may file an election specifying his chosen rate of payroll deduction contributions. Under the Plan, an employee may elect to make payroll deduction contributions in an amount equal to a whole percentage not less than one and not more than 15 percent of the employee's compensation (as defined in the Plan) for each payroll period, beginning with the first pay date which occurs on or after the entry date as of which such employee commences participation in the Plan. At least 15 days (or such other period as may be prescribed by the Committee) prior to any entry date, a Participant will have the right to elect to decrease (but not to increase) his or her designated rate of payroll deductions under the Plan. An election by a Participant to decrease his designated rate of payroll deductions to zero percent of his compensation will be deemed an election to abandon his right to purchase Common Shares under the Plan, as described below.

    The Committee will cause to be established a separate "Employee Stock Purchase Account" on behalf of each Participant to hold payroll deduction contributions made under the Plan. Subject to a Participant's right of abandonment described below, the balance of each Participant's Employee Stock Purchase Account will be applied on each Purchase Date to purchase the number of whole Common Shares determined by dividing the balance of such Participant's Employee Stock Purchase Account as of such date by the Purchase Price. Under the Plan, a "Purchase Date" occurs on June 30, 1997, December 31, 1997, June 30, 1998 and December 31, 1998. The "Purchase Price" under the Plan is, with respect to a Purchase Date, 85 percent of the closing price of a Common Share on the American Stock Exchange on such date, or if such date is not a trading day, 85 percent of the closing price of a Common Share on the American Stock Exchange on the next preceding trading day, rounded up to the nearest whole cent. If the number of shares to be purchased by a Participant on any Purchase Date is less than ten, the Participant will not be permitted to purchase any Common Shares as of such Purchase Date. In addition, a Participant will not be permitted to purchase more than 896 Common Shares during any calendar year. Such maximum number of shares is equal to $25,000 divided by $27.875, the closing price of a Common Share on the American Stock Exchange on December 31, 1996.

    Following each Purchase Date, the Company will purchase or issue Common Shares, in its sole discretion, and each Participant will be issued a certificate representing the Common Shares purchased by the Participant under the Plan on such date. In the event the amount of shares to be purchased on behalf of all Participants collectively exceeds the shares available for purchase under the Plan, the number of Common Shares to be purchased by each Participant will be reduced in a manner described in the Plan, or such other method which the Committee determines to be equitable, in its sole discretion.

    The Company believes that the Plan qualifies under section 423 of the Code as an employee stock purchase plan. Under section 423 of the Code, the Participant does not recognize any taxable income at the time Common Shares are purchased under the Plan. The following is a brief summary of the federal income tax consequences under the Plan.

    If a Participant disposes of Common Shares purchased under the Plan within two years after January 1, 1997 (referred to herein as the "grant date") or within one year after an applicable Purchase Date, whichever is later (a "disqualifying disposition"), the Participant will recognize ordinary compensation income in the amount of the excess of the fair market value of the Common Shares on such Purchase Date over the Purchase Price of the Common Shares. The Participant's cost basis in the Common Shares will be increased by the amount of such ordinary compensation income. If the amount realized upon such disposition exceeds the Participant's cost basis in the Common Shares (as so increased), the Participant will recognize capital gain in the amount of the difference between the amount realized and such adjusted cost basis. Under current tax law, gain on capital assets held for less than one year is treated as "short-term" capital gain which is not eligible for certain preferential tax treatment afforded "long-term" capital gain. In the event the amount realized is less than the cost basis in the Common Shares (as so increased), the Participant will recognize capital loss in the amount of the difference between the adjusted cost basis and the amount realized.

    If a Participant disposes of Common Shares purchased under the Plan two years or more after the grant date or one year or more after the applicable Purchase Date, whichever is later (a "qualifying disposition"), the tax treatment will be different. The Participant will recognize ordinary compensation income in the amount of the lesser of (i) the excess of the fair market value of the Common Shares on the grant date over the option price of the Common Shares (in this case, 85 percent of the closing price for such Common Shares on the American Stock Exchange) on the grant date, and (ii) the excess of the amount realized over the Purchase Price of the Common Shares. The Participant's cost basis in the Common Shares will be increased by the amount of such ordinary compensation income. In addition, the Participant will recognize capital gain equal to the difference (if any) between the amount realized upon such disposition and the cost basis in the Common Shares (as so increased). In the event the amount realized is less than the Purchase Price, the Participant will recognize capital loss in the amount of the difference between the Purchase Price and the amount realized.

    The Company will not be entitled to a deduction for any excess of the fair market value of the Common Shares over the Purchase Price, except to the extent the Participant recognizes ordinary compensation income upon a disqualifying disposition.

    The following table specifies the number of Common Shares and the value of the discount purchase price assuming all Common Shares subscribed for by the named executive or group are purchased during the two-year term of the Plan:

                               NEW PLAN BENEFITS
                       1997 EMPLOYEE STOCK PURCHASE PLAN

                                                                                DOLLAR          NUMBER OF
                                   NAME                                        VALUE(1)      COMMON SHARES(2)
--------------------------------------------------------------------------  --------------  ------------------
H. Donald Nelson..........................................................   $      6,569            1,571
Joyce V. Gab Kneeland.....................................................          7,493            1,792
Richard W. Goehring.......................................................             --               --
Kenneth R. Meyers.........................................................          7,493            1,792
Douglas S. Arnold.........................................................          1,597              382
LeRoy T. Carlson, Jr.(3)..................................................             --               --
Other Executives..........................................................            740              177
                                                                            --------------        --------
Executive Group...........................................................   $     23,892            5,714
Non-Executive Director Group..............................................             --               --
Non-Executive Employee Group..............................................        519,671          124,286
                                                                            --------------        --------
  TOTAL(4)................................................................   $    543,563          130,000
                                                                            --------------        --------
                                                                            --------------        --------

----------
(1) Represents the product of (i) the number of Common Shares subscribed for and
    (ii) the difference between $27.875, the closing price of the Common Shares on December 31, 1996, and 85% of such closing price.

(2) Represents the number of Common Shares subscribed for by the named executive officer or groups (calculated as the amount of annual compensation elected to be deducted by the named person or group divided by $23.69375, which represents 85% of the closing price of the Common Shares on December 31,
    1996).

(3) Pursuant to the Plan, LeRoy T. Carlson, Jr. is not eligible to participate.

(4) This assumes that the maximum number of shares available will be purchased under the Plan and that there will be no limitation due to participation in other employee benefit plans.

    This description of the 1997 Employee Stock Purchase Plan is a summary only and is qualified by the terms of the 1997 Employee Stock Purchase Plan itself, a copy of which is attached to this Proxy Statement as Exhibit A.

    The Board of Directors recommends a vote "FOR" approval of the 1997 Employee Stock Purchase Plan.

                                   PROPOSAL 3
                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    The directors anticipate continuing the services of Arthur Andersen LLP as independent public accountants for the current fiscal year. Representatives of Arthur Andersen LLP, who served as independent public accountants for the last fiscal year, are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement and respond to appropriate questions raised by shareholders at the Annual Meeting or submitted in writing prior thereto.

    Shareholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Bylaws or otherwise. However, as a matter of good corporate practice, the Board of Directors has elected to seek such ratification by the affirmative vote of the holders of a majority of the voting power of all classes of capital stock present in person or represented by proxy and entitled to vote with respect to such matter at the Annual Meeting. Should the shareholders fail to ratify the selection of Arthur Andersen LLP as independent public accountants, the Board of Directors will consider whether to retain such firm for the year ending December 31, 1997, subject to the obligations of the Company under the Intercompany Agreement to engage the same firm of independent public accountants selected by TDS. See "Executive Compensation-Compensation Committee Interlocks and Insider Participation--Intercompany Agreement--Accountants and Legal Counsel."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE CURRENT FISCAL YEAR.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table sets forth compensation information for the President and Chief Executive Officer of the Company and the four most highly compensated executive officers other than the President and Chief Executive Officer for services rendered during the years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                     COMPENSATION AWARDS
                                                             ANNUAL COMPENSATION(2)  -------------------
                                                                                         SECURITIES
                                                             ----------------------      UNDERLYING          ALL OTHER
         NAME AND PRINCIPAL POSITION(1)             YEAR     SALARY(3)    BONUS(4)     OPTIONS/SARS(5)    COMPENSATION(6)
------------------------------------------------  ---------  ----------  ----------  -------------------  ----------------
H. Donald Nelson................................       1996  $  306,672  $   83,000           8,560          $   26,748
President (chief executive officer)                    1995  $  274,712  $  140,180           9,736          $   31,803
                                                       1994  $  245,726  $  110,000          28,414          $   21,615

Joyce V. Gab Kneeland...........................       1996  $  171,333  $   38,000           3,346          $   14,927
Senior Vice President--Operations                      1995  $  156,417  $   55,100           3,691          $   13,286
                                                       1994  $  139,167  $   54,000           9,814          $   10,531

Richard W. Goehring.............................       1996  $  225,167  $   50,000           5,144          $   19,844
Senior Vice President--Engineering                     1995  $  201,917  $   75,600           5,850          $   17,642
                                                       1994  $  176,569  $   70,300          15,564          $   14,209

Kenneth R. Meyers...............................       1996  $  188,250  $   41,000           3,889          $   16,606
Senior Vice President--Finance                         1995  $  172,500  $   64,800           4,418          $   14,954
(chief financial officer) and Treasurer                1994  $  139,167  $   60,225          11,714          $   10,815

Douglas S. Arnold(7)............................       1996  $  162,875  $   35,000           3,192          $   14,923
Vice President--Human Resources                        1995  $  146,500  $   77,700           9,600          $   69,697
                                                       1994  $       --  $       --              --          $       --

LeRoy T. Carlson, Jr............................       1996  $  180,400  $       --             N/A                 N/A
Chairman--See Footnote(1)                              1995  $  116,064  $   41,664             N/A                 N/A
                                                       1994  $  125,252  $   46,504             N/A                 N/A

-----------
(1) Mr. LeRoy T. Carlson, Jr., Chairman of the Company, receives no compensation directly from the Company. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including USM. A portion of Mr. Carlson's salary and bonus paid by TDS is charged to the Company by TDS pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." Pursuant to the requirements of the Securities and Exchange Commission, such amounts charged to USM by TDS are reported in the above table in addition to the information presented for the other named executive officers. The amount of Mr. Carlson's 1996 bonus has not yet been determined. Mr. Carlson does not receive any long-term compensation awards or any other compensation from the Company. Mr. Carlson receives long-term and other compensation from TDS, but this is not charged to USM.

(2) Does not include the discount amount of any employee stock purchase plan since such plans are generally available to all eligible salaried employees. Does not include the value of any perquisites and other personal benefits, securities or property, since the aggregate amount of such compensation is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers above.

(3) Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(4) Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year identified. The final bonuses for 1996 have not yet been determined. The dollar amounts in 1996 represent advance payments which were authorized by the Chairman to certain named executive officers, as indicated in the above table. See "Executive Officer Compensation Report."

(5) Represents the number of shares of common stock of the Company subject to stock options ("Options") awarded during the fiscal year identified. No stock appreciation rights ("SARs") were awarded, either on a stand-alone basis or in tandem with Options, during any of the identified fiscal years.

(6) Includes contributions for the benefit of the named executive officer under the TDS Tax-Deferred Savings Plan ("TDSP"), the Wireless Companies' Pension Plan ("Pension Plan") and the TDS Supplemental Executive Retirement Plan ("SERP"), and the taxable dollar value of any insurance premiums paid during the covered fiscal year with respect to term life insurance for the benefit of the named executive ("Life Insurance"), as indicated below for 1996:

                           H. DONALD NELSON   JOYCE V. GAB KNEELAND   RICHARD W. GOEHRING   KENNETH R. MEYERS   DOUGLAS S. ARNOLD
                           ----------------   ---------------------   -------------------   -----------------   -----------------
TDSP.....................      $ 3,000               $ 3,000                $ 3,000              $ 3,000             $ 3,000
Pension Plan.............        7,119                 7,119                  7,119                7,119               7,119
SERP.....................       13,340                 4,652                  9,130                6,213               4,580
Life Insurance...........        3,289                   156                    595                  274                 224
                              --------              --------               --------             --------            --------
                               $26,748               $14,927                $19,844              $16,606             $14,923
                              --------              --------               --------             --------            --------
                              --------              --------               --------             --------            --------

(7) Mr. Arnold joined the Company in January 1995. "All Other Compensation" for 1995 for Mr. Arnold includes reimbursement of moving expenses upon joining the Company.

GENERAL INFORMATION REGARDING OPTIONS AND SARS

    The following tables show, as to the executive officers who are named in the Summary Compensation Table, information regarding Options and/or SARs.

                      INDIVIDUAL OPTION/SAR GRANTS IN 1996

                                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                                       AT ASSUMED ANNUAL RATES
                                      NUMBER OF      % OF TOTAL                                             OF STOCK PRICE
                                      SECURITIES      OPTIONS/                                               APPRECIATION
                                      UNDERLYING        SARS                                             FOR OPTION TERMS(5)
                                     OPTIONS/SARS    GRANTED TO    EXERCISE    MARKET    EXPIRATION   --------------------------
              NAME(0)                 GRANTED(2)    EMPLOYEES(3)    PRICE     PRICE(4)      DATE        0%       5%       10%
-----------------------------------  ------------   ------------   --------   --------   ----------   ------  --------  --------

H. Donald Nelson
  1995 Performance Options(6)......     7,960                       $ 34.60    $ 34.60      5/01/06   $   --  $173,208  $438,942
  1991 Options(7)..................       600                       $ 15.67    $ 27.03     11/01/97    6,816     8,262     9,760
                                        -----                                                         ------  --------  --------
    Total..........................     8,560         12.0  %                                         $6,816  $181,470  $448,702
                                        -----                                                         ------  --------  --------
                                        -----                                                         ------  --------  --------

Joyce V. Gab Kneeland
  1995 Performance Options(6)......     2,746                       $ 34.60    $ 34.60      5/01/06   $   --  $ 59,752  $151,424
  1991 Options(7)..................       600                       $ 15.67    $ 27.03     11/01/97    6,816     8,262     9,760
                                        -----                                                         ------  --------  --------
    Total..........................     3,346         4.7   %                                         $6,816  $ 68,014  $161,184
                                        -----                                                         ------  --------  --------
                                        -----                                                         ------  --------  --------

Richard W. Goehring
  1995 Performance Options(6)......     4,544                       $ 34.60    $ 34.60      5/01/06   $   --  $ 98,876  $250,572
  1991 Options(7)..................       600                       $ 15.67    $ 27.03     11/01/97    6,816     8,262     9,760
                                        -----                                                         ------  --------  --------
    Total..........................     5,144         7.2   %                                         $6,816  $107,138  $260,332
                                        -----                                                         ------  --------  --------
                                        -----                                                         ------  --------  --------

Kenneth R. Meyers
  1995 Performance Options(6)......     3,289                       $ 34.60    $ 34.60      5/01/06   $   --  $ 71,568  $181,367
  1991 Options(7)..................       600                       $ 15.67    $ 27.03     11/01/97    6,816     8,262     9,760
                                        -----                                                         ------  --------  --------
    Total..........................     3,889         5.4   %                                         $6,816  $ 79,830  $191,127
                                        -----                                                         ------  --------  --------
                                        -----                                                         ------  --------  --------

Douglas S. Arnold
  1995 Performance Options.........     3,192         4.5   %       $ 34.60    $ 34.60      5/01/06   $   --  $ 69,457  $176,018

----------
(1) Mr. LeRoy T. Carlson, Jr., does not receive Options or SARs from USM. Mr. Carlson receives long-term compensation from TDS, but this is not charged to USM by TDS.

(2) Represents number of USM shares underlying Options/SARs which were awarded for the named executive during the fiscal year.

(3) Represents the percent of total USM shares underlying Options/SARs awarded to employees during the fiscal year.

(4) Represents the fair market value of the Common Shares as of the award date.

(5) Represents the potential realizable value of each grant of Options, assuming that the market price of Common Shares appreciates in value from the award date to the end of the Option term at the indicated annualized rates.

(6) On May 1, 1996, each of the named executive officers was granted options (the "Performance Options") to purchase Common Shares based on the achievement of certain levels of corporate and individual performance in 1995 as contemplated by the 1994 Long-Term Incentive Plan. The purchase price per Common Share subject to the Performance Options is the average of the closing price of the Common Shares on the American Stock Exchange for the 20 trading days ended on the trading day immediately preceding April 30, 1995. The Performance Options became exercisable on December 15, 1996.

(7) On February 1, 1991, the named officers received awards of Options for shares which could vary between 80% and 120% of a targeted amount based on performance. Therefore, 80% of the targeted amount was awarded on the grant date, and each year during the term of the Options an additional number of shares, up to 40% of the targeted amount, may be awarded based on performance for the prior year. Any amount over such minimum amount which is awarded based on performance in any year is shown above as a grant in that year. The Options identified become exercisable on February 1 of the year following the year in which they are awarded. The exercise price of the Options is equal to the average market price of Common Shares for the 20 consecutive trading days ended on the original grant date.

                  AGGREGATED OPTION/SAR EXERCISES IN 1996 AND
                 AGGREGATED DECEMBER 31, 1996 OPTION/SAR VALUE

                                                                            1996
                                                                  -------------------------
                                                                    SHARES
                                                                  ACQUIRED ON      VALUE
              NAME(1)                                             EXERCISE(2)   REALIZED(3)
-----------------------------------                               -----------   -----------
H. Donald Nelson...................  1995 Performance Options(6)
                                     1994 Performance Options(7)
                                     1994 Automatic Options(8)
                                     1991 Options(9)
                                     SARs(10)
                                     TOTAL
Joyce V. Gab Kneeland..............  1995 Performance Options(6)
                                     1994 Performance Options(7)
                                     1994 Automatic Options(8)
                                     1991 Options(9)                 8,438       $163,107
                                     SARs(10)
                                     TOTAL
Richard W. Goehring................  1995 Performance Options(6)
                                     1994 Performance Options(7)
                                     1994 Automatic Options(8)
                                     1991 Options(9)
                                     SARs(10)
                                     TOTAL
Kenneth R. Meyers..................  1995 Performance Options(6)
                                     1994 Performance Options(7)
                                     1994 Automatic Options(8)
                                     1991 Options(9)
                                     SARs(10)
                                     TOTAL
Douglas S. Arnold..................  1995 Performance Options(6)
                                     1995 Automatic Options(11)
                                     TOTAL


                                                      AS OF DECEMBER 31, 1996
                                     ---------------------------------------------------------

                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                           OPTIONS/SARS(4)               OPTIONS/SARS(5)
                                     ---------------------------   ---------------------------
              NAME(1)                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------  -----------   -------------   -----------   -------------
H. Donald Nelson...................      7,960             --       $     --       $     --
                                         9,136             --             --             --
                                        16,920         11,280             --             --
                                         8,438          1,800        102,986         21,969
                                        19,200         16,800        247,200        216,300
                                     -----------   -------------   -----------   -------------
                                        61,654         29,880       $350,186       $238,269
                                     -----------   -------------   -----------   -------------
                                     -----------   -------------   -----------   -------------
Joyce V. Gab Kneeland..............      2,746             --       $     --       $     --
                                         3,091             --             --             --
                                         5,760          3,840             --             --
                                            --          1,800             --         21,969
                                         9,600          2,400        123,600         30,900
                                     -----------   -------------   -----------   -------------
                                        21,197          8,040       $123,600       $ 52,869
                                     -----------   -------------   -----------   -------------
                                     -----------   -------------   -----------   -------------
Richard W. Goehring................      4,544             --       $     --       $     --
                                         5,250             --             --             --
                                         9,210          6,140             --             --
                                         8,438          1,800        102,986         21,969
                                         9,600          2,400        123,600         30,900
                                     -----------   -------------   -----------   -------------
                                        37,042         10,340       $226,586       $ 52,869
                                     -----------   -------------   -----------   -------------
                                     -----------   -------------   -----------   -------------
Kenneth R. Meyers..................      3,289             --       $     --       $     --
                                         3,818             --             --             --
                                         6,900          4,600             --             --
                                         8,438          1,800        102,986         21,969
                                         9,600          2,400        123,600         30,900
                                     -----------   -------------   -----------   -------------
                                        32,045          8,800       $226,586       $ 52,869
                                     -----------   -------------   -----------   -------------
                                     -----------   -------------   -----------   -------------
Douglas S. Arnold..................      3,192             --       $     --       $     --
                                         4,800          4,800             --             --
                                     -----------   -------------   -----------   -------------
                                         7,992          4,800       $     --       $     --
                                     -----------   -------------   -----------   -------------
                                     -----------   -------------   -----------   -------------

------------
 (1) Mr. LeRoy T. Carlson, Jr., does not receive Options or SARs from USM. Mr. Carlson receives long-term compensation from TDS, but this is not charged to USM by TDS.

 (2) Represents the number of USM Common Shares with respect to which Options or SARs were exercised.

 (3) Represents the aggregate dollar value realized upon exercise, based on the difference between the fair market value of such shares on the date of exercise and the aggregate exercise price.

 (4) Represents the number of shares subject to free-standing Options and/or free-standing SARs, as indicated, as of December 31, 1996

 (5) Represents the aggregate dollar value of in-the-money, unexercised Options and/or SARs held at December 31, 1996, based on the difference between the exercise price and $27.875, the closing price of the Common Shares on December 31, 1996

 (6) The 1995 Performance Options became exercisable on December 15, 1996 and are exercisable until May 1, 2006 at the exercise price of $34.60 per share.

 (7) The 1994 Performance Options became exercisable on December 15, 1995 and are exercisable until May 1, 2005 at the exercise price of $29.33 per share.

 (8) The 1994 Automatic Options become exercisable in annual increments of 20% on each of December 15, 1994, and on the first through the fourth anniversaries of such date, and are exercisable until November 9, 2004 at the exercise price of $32.25 per share.

 (9) The 1991 Options are exercisable until November 1, 1997 at the exercise price of $15.67 per share.

(10) The SARs were granted in 1988 and are exercisable at the exercise price of $15.00 per share.

(11) The 1995 Automatic Options become exercisable in annual increments of 20% on each of December 15, 1995 and on the first through the fourth anniversaries of such date, and are exercisable until November 9, 2004 at the exercise price of $31.38 per share.

PENSION PLAN AND SUPPLEMENTAL BENEFIT AGREEMENT

    USM has adopted the Wireless Companies' Pension Plan (the "Pension Plan"). The Pension Plan, a qualified noncontributory defined contribution pension plan, provides pension benefits for USM employees. Under the Pension Plan, pension costs are calculated separately for each participant and are funded currently. The amounts of the annual contributions for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

    USM has also adopted a Supplemental Executive Retirement Plan ("SERP") to provide supplemental benefits under the USM Pension Plan. The SERP was established to offset the reduction of benefits caused by the limitation on annual employee compensation under the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan and is intended to be unfunded. The amounts of the accruals for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

    The Company has entered into a supplemental benefit agreement with H. Donald Nelson that requires the Company to pay a supplemental retirement benefit to Mr. Nelson. The agreement was entered into because Mr. Nelson's employment with TDS was terminated upon the completion of the initial public offering of Common Shares of the Company in May 1988 (the "Initial Public Offering"). As a result thereof, he no longer is an active participant in the TDS Pension Plan. Under the supplemental benefit agreement, the Company is obligated to pay Mr. Nelson an amount equal to the difference between the retirement benefit he receives from the TDS Pension Plan and that which he would have received had he continued to work for TDS, less any amounts which he is entitled to receive under any other qualified pension plan (such as the USM Pension Plan). The Company will pay any such benefit at the same time as Mr. Nelson receives payments from the TDS Pension Plan. The actual benefits payable to Mr. Nelson upon retirement will be based upon the facts that exist at the time and will be determined actuarially pursuant to the TDS Pension Plan. Since the nature of this agreement is a defined benefit arrangement, no amounts related thereto are included in the Summary Compensation Table.

DEFERRED COMPENSATION AGREEMENTS

    Messrs. H. Donald Nelson and Richard W. Goehring, and certain other officers of the Company, are parties to Executive Deferred Compensation Agreements pursuant to which the executive will have a specified percentage of gross compensation deferred and credited to a Deferred Compensation Account. Each Deferred Compensation Account will be credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points until the Deferred Compensation Amount is paid to the executive.

COMPENSATION OF DIRECTORS

    Prior to November 1,1996, directors of the Company who were not employees of the Company or its subsidiaries or affiliates received $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each Audit Committee meeting, and an annual fee of $12,000 per year. Directors who were employees of the Company or a subsidiary or affiliate thereof did not receive any additional compensation for services rendered as directors. All directors were reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and meetings of committees thereof.

    On November 1, 1996, the Board of Directors of the Company approved a compensation plan (the "Non-Employee Director Plan") for non-employee directors of the Company ("Non-Employee Directors"). A Non-Employee Director is a director of the Company who is not an employee of the Company, TDS, AERL, APP or TDS Telecom. The purpose of the Non-Employee Director Plan is to provide reasonable compensation to Non-Employee Directors in connection with their services to the Company in order to induce qualified persons to become and serve as non-employee members of the Company's Board of Directors.

    The Non-Employee Director Plan provides that, effective for the twelve month period ending at the time of the Company's 1997 annual meeting, each Non-Employee Director will receive an annual director's fee of $24,000 payable immediately prior to the Company's Annual Meeting of Shareholders and that each Non-Employee Director will continue to receive a fee of $1,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel, for attendance at each regularly scheduled or special meeting of the Board of Directors. The Non-Employee Director Plan also provides that, effective as of November 1, 1996, each Non-Employee Director will receive a fee of $750, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel, for attendance at each meeting of the Audit Committee, Stock Option Compensation Committee, or other committee established by resolution of the Board of Directors.

    The Non-Employee Director Plan further provides that each Non-Employee Director will be entitled to elect to receive up to fifty percent (50%) of the annual fee by the delivery of Common Shares of the Company having a fair market value, as hereinafter defined, as of the date of payment equal to such percentage of the annual fee. Under the Non-Employee Director Plan, each Non-Employee Director will be entitled to elect to receive up to thirty-three percent (33%) of each committee meeting's fee by the delivery of Common Shares of the Company having a fair market value as of the date of payment equal to such percentage of such fee.

    Under the Non-Employee Director Plan, for purposes of determining the number of Common Shares deliverable in connection with any of the foregoing elections, the fair market value of a Common Share of the Company will be the average closing price of Common Shares of the Company as reported in the American Stock Exchange Composite Transactions section of the Wall Street Journal for the twenty (20) trading days ending on the third trading day before the Annual Meeting of Shareholders or the date of the committee meeting, as applicable. The Board of Directors of the Company has reserved 10,000 Common Shares of the Company for issuance pursuant to the Non-Employee Director Plan.

EXECUTIVE OFFICER COMPENSATION REPORT

    This report is submitted by LeRoy T. Carlson, Jr., Chairman of the Company, who in effect functions as the compensation committee of the Board of Directors, except with respect to long-term compensation, and by the Stock Option Compensation Committee, which approves long-term compensation for the executive officers of the Company.

    The Chairman, who is also the President and Chief Executive Officer of TDS, is paid by TDS and receives no compensation directly from the Company. (See Footnote (1) to the Summary Compensation Table.) As the President and Chief Executive Officer of TDS, the Chairman of the Company represents the controlling shareholder of the Company.

    The Stock Option Compensation Committee of the Company consists of Paul-Henri Denuit and Allan Z. Loren. The Stock Option Compensation Committee approves long-term compensation for executive officers of the Company. The Company's Stock Option Compensation Committee is composed of members of the Board of Directors of USM who are not officers or employees of TDS or USM or their subsidiaries.

    The Company's compensation policy for executive officers is intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of the Company. The Company's policy is based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have significant control and which are important to the Company's long-term success. It is also believed that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance.

    Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and bonus. The Company evaluates the base salary and bonus of each executive officer on an annual basis. Annual compensation decisions are based partly on annual performance measures, as described below. Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the grant of stock options and stock appreciation rights.

    The process of determining base salary begins with establishing an appropriate salary range for each officer. Each officer's range is based upon the particular duties and responsibilities of the officer, as well as salaries for comparable positions with other companies in the cellular telephone and similar industries. These other companies may include the companies included in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics, to the extent considered appropriate in the judgment of the Chairman, based on similarities of size, function, geography or otherwise. No written or formal list of specific companies is prepared. Instead, the Vice President of Human Resources of TDS and the President of USM provide the Chairman with various sources of information about executive compensation at other companies, such as compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for each executive officer, based on the recommendations of the President of USM with respect to all officers other than the President of USM. The base salary of each officer is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer, taking into account the performance of the Company, other comparable companies, the industry, and the economy in general during the immediately preceding year. No written or formal salary survey is prepared nor is there formal documentation of the ranges considered appropriate in the judgment of the Chairman. Instead, the Chairman makes the determination of the appropriate ranges based on the total mix of information available to him. The salaries of the President and the other executive officers are believed to be at or slightly higher than the median of the ranges considered to be relevant in the judgment of the Chairman. The ranges considered to be relevant by the Chairman are based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS and the President of USM, as discussed above. The ranges are not based on any formal analysis nor is there any documentation of the ranges which the Chairman considers relevant in making his compensation decisions.

    Annually, the nature and extent of each executive officer's personal accomplishments and contributions for the year are evaluated by the President. With regard to all executive officers other than the Chairman and the President, the President evaluates the information in terms of the personal objectives given by the President or other direct supervisor to such executive officer for the performance appraisal period. The President also makes an assessment of how well the Company did as a whole during the year and the extent to which the executive officer contributed to the results. Except as discussed below for the bonus program, no specific measures of performance are considered determinative in the base salary compensation decisions of executive officers. Instead, all of the facts and circumstances are taken into consideration by the President and the Chairman in their executive compensation decisions. Ultimately, it is the judgment of the Chairman based on the recommendation of the President that determines an executive's base salary based on the total mix of information rather than on relationships to any specific measures of performance.

    In addition, the executive officers participate in a bonus program. The objectives of the 1996 Bonus Program for Senior Corporate Staff of USM (the "1996 Bonus Plan") are: (i) to provide suitable incentives for the senior corporate management of USM to extend their best efforts to achieve superior results in relation to key performance targets, (ii) to suitably reward USM's senior corporate management team in relation to their success in meeting and exceeding these performance targets, and (iii) to help USM attract and retain talented management personnel in positions of critical importance to the success of the Company. A team performance award and an individual performance award are available under the 1996 Bonus Plan.

    For target performance in the team and individual categories, the 1996 Bonus Plan was designed to generate a targeted 1996 bonus pool equal to the total of 25% of the aggregate of the base salaries of the Company's executive officers other than the President. Under the 1996 Bonus Plan, the size of the target bonus pool is increased or decreased depending on USM's 1996 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would equal the total of 40% of the aggregate base salaries of the Company's executive officers other than the President. Of the 25% which would be payable at target performance, 7.5% represents a targeted individual performance award and a total of 17.5% represents a targeted team bonus award. The targeted team award includes a discretionary team award of 3.5% and an objective award of 14% for a total targeted team bonus award of 17.5%. The objective performance categories include (i) cash flow (6.125% of the targeted award), (ii) service revenue (5.25% of the targeted award) and (iii) quality improvement (2.625% of the targeted award).

    The discretionary team performance category, representing 3.5% of the targeted award of 25%, permits the participants to earn bonus dollars through USM's performance and their individual performance in areas not measured or not adequately measured by objective team performance categories. The President of USM determines a bonus percentage to award for discretionary team performance and presents his recommendation to the Chairman for his approval. This decision is made in a similar manner to that described above for the base salary decision and is based primarily on an assessment of the team performance in general, considering all facts and circumstances.

    The 1996 Bonus Plan also provides a discretionary individual performance category, representing 7.5% of the targeted percentage of 25%, to permit the participants to earn bonus dollars through USM's performance and their individual performance in areas not measured or not adequately measured by team performance categories. The President of USM determines a bonus percentage to award for discretionary individual performance and presents his recommendation to the Chairman for his approval. This decision is made in a manner similar to that described above for the base salary decision and is based primarily on an assessment of the executive's personal performance.

    Although the President and Chairman have not yet taken action to establish the 1996 bonus, the Chairman has approved advance payments of a portion of the 1996 bonus expected to be paid to executive officers, as indicated in the above Summary Compensation Table for the named executive officers.

    Financial personnel prepare calculations for the President and Chairman which define whether the objective performance categories discussed above have been met, exceeded or not met in any fiscal year. The Chairman also has presented to him, and has access to, numerous performance measures and financial statistics prepared by Company financial personnel. This financial information includes the audited financial statements of the Company, as well as internal financial statements such as budgets and their results, operating statistics and various analyses. The Chairman will not be limited in his analysis to such information, and may consider other factual or subjective factors as he deems appropriate in his compensation decisions.

    The base salary and bonus ranges and actual compensation of the President (chief executive officer) of the Company are determined in a manner similar to the foregoing, but with some differences. In addition to the factors described above for all executive officers in general, the Chairman considers compensation paid to chief executive officers of other comparable companies, including those which are divisions or subsidiaries of parent companies. No written or formal list of specific companies is prepared. Instead, the Chairman is provided with various sources of information about executive compensation at other companies by the Vice President of Human Resources of TDS. These sources include compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for the President. The base salary of the President is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer taking into account the performance of the Company (as discussed above), other comparable companies, the industry, and the economy in general during the period. No written or formal salary survey is prepared nor is the range considered appropriate in the judgment of the Chairman formally documented. The base salary of the President increased to $306,672 in 1996 from $274,712 in 1995, representing an increase of approximately 11.6%. The salary of the President is believed to be at or slightly higher than the median of the range considered to be relevant in the judgment of the Chairman. The range considered to be relevant by the Chairman is based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS, as discussed above. The range is not based on any formal analysis nor is there any documentation of the range which the Chairman considers relevant in making his decisions with respect to compensation for the President. The President's final 1995 bonus was $140,180. The Chairman has not yet taken action to finalize the 1996 bonus and the 1997 base salary for the President.

    As with the other executive officers, the decisions with respect to the base salary and compensation for the President are based on all facts and circumstances rather than related to any specific measures of performance. No specific measures of performance are considered determinative in the compensation of the President. Instead, all of the facts and circumstances are taken into consideration by the Chairman in his executive compensation decisions with respect to the President. Ultimately, it is the informed judgment of the Chairman that determines the salary and bonus of the President, this being based on the total mix of information rather than on any specific measures of performance. With respect to the President's bonus, the Chairman does consider the results of the 1996 Bonus Program and bases the amount of the bonus to a large degree upon the results of the Company as measured by the performance objectives set by the 1996 Bonus Program. However, with respect to the President, the relationship of the bonus to such performance measures is not applied mechanically and involves a substantial amount of judgment on the part of the Chairman based on the total mix of information.

    The performance of the Company also bears upon the number of stock options which will become awarded and exercisable with respect to the executive officers. As indicated under the table "Individual Option/SAR Grants in 1996," the named executive officers received an award in 1996 of Performance Options based on the achievement of certain levels of corporate and individual performance for 1995. In addition, the executive officers received an award in 1996 of Options for USM shares which were granted in 1991 and which could vary each year between 80% and 120% of a targeted amount based on performance for the preceding year. See "Individual Option/SAR Grants in 1996."

    In 1996, the Board of Directors approved the 1996 Senior Executive Stock Bonus and Restricted Stock Award Plan. This plan was adopted in order to reward the senior executive team for attaining one million customers and to further focus the team on achieving the Company's growth objectives and retaining the services of such team members through the achievement of two million customers. Pursuant to such plan, on February 10, 1997, the Stock Option Compensation Committee made awards of bonus stock and restricted stock to the persons named in the Summary Compensation Table, as follows:

                                              H. DONALD     JOYCE V. GAB     RICHARD W.     KENNETH R.     DOUGLAS S.
                                               NELSON         KNEELAND        GOEHRING        MEYERS         ARNOLD
                                            -------------  ---------------  -------------  -------------  -------------
Bonus Stock which vests immediately
  (20%)...................................          340             240             240            240            200
Restricted Stock which vests when USM
  achieves the 1.5 million
  customer level (40%)....................          680             480             480            480            400
Restricted Stock which vests when USM
  achieves the 2.0 million
  customer level (40%)....................          680             480             480            480            400

    SECTION 162(M) OF THE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits to $1 million the amount that a publicly held corporation is allowed to deduct each year for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers other than the chief executive officer, subject to certain exceptions. The Company does not believe that the $1 million deduction limitation should have a material effect on the Company in the near future. If the $1 million deduction limitation is expected to have a material effect on the

Company in the future, the Company will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Company deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

    The above Executive Officer Compensation Report is submitted by the Chairman of the Board of Directors, LeRoy T. Carlson, Jr., and by the Stock Option Compensation Committee, Paul-Henri Denuit and Allan Z. Loren

STOCK PERFORMANCE CHART

    The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for the Company and includes the following cellular telephone companies: AirTouch Communications, Inc., Centennial Cellular Corp., CommNet Cellular, Inc., USM and Vanguard Cellular Systems, Inc. (Class A). In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                            USM, S&P 500, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/96)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              USM      S&P 500     PEER GROUP
1991          100.00      100.00        100.00
1992          104.17      107.62        100.92
1993          169.37      118.46        145.25
1994          158.48      120.03        165.73
1995          163.32      165.13        160.11
1996          134.89      203.05        140.62

    Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in USM common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    LeRoy T. Carlson, Jr., President and Chief Executive Officer of TDS, makes annual executive compensation decisions for TDS other than for himself. The Stock Option Compensation Committee of TDS makes annual executive compensation decisions for the President of TDS and approves long-term compensation awards for the executive officers of TDS. The TDS Stock Option Compensation Committee is composed of members of the TDS Board of Directors who are not officers or employees of TDS or any of its subsidiaries, and who are not directors of any TDS subsidiaries. LeRoy T. Carlson, Jr., is a member of the Board of Directors of TDS and USM. LeRoy T. Carlson, Jr. is also the Chairman of USM and, as such, approves annual compensation for executive officers of the Company. LeRoy T. Carlson, Jr. is compensated by TDS for his services to TDS and all of its subsidiaries. However, TDS is reimbursed by the Company for a portion of Mr. Carlson's salary and bonus paid by TDS pursuant to the Intercompany Agreement described below. See Footnote (1) to the Summary Compensation Table above. H. Donald Nelson, a director and the President of USM, participates in executive compensation decisions for USM, other than for himself. Long-term compensation for executive officers of the Company is approved by the Stock Option Compensation Committee of the Company, which consists of Paul-Henri Denuit and Allan Z. Loren. The Company's Stock Option Compensation Committee is composed of members of the Board of Directors of USM who are not officers or employees of TDS or USM or their subsidiaries.

    LeRoy T. Carlson, Jr. and Walter C.D. Carlson, directors of USM, are trustees and beneficiaries of the voting trust which controls TDS, which controls the Company, and LeRoy T. Carlson, a director of the Company, is a beneficiary of such voting trust. See "Security Ownership of Certain Beneficial Owners and Management." LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C.D. Carlson and Murray L. Swanson, directors of USM, are also directors of TDS. See "Election of Directors." The Company has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to the Company's Initial Public Offering when TDS owned more than 90% of the Company's outstanding capital stock and were not the result of arm's-length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to the Company or will continue to provide the Company with the same level of support for the Company's financing and other needs as TDS has provided in the past. The principal arrangements that exist between the Company and TDS are summarized below.

EXCHANGE AGREEMENT

    The Company and TDS are parties to an Exchange Agreement dated July 1, 1987, as amended as of April 7, 1988 (the "Exchange Agreement").

    COMMON SHARE PURCHASE RIGHTS; POTENTIAL DILUTION. The Exchange Agreement granted TDS the right to purchase additional Common Shares of the Company sold after the Initial Public Offering, to the extent necessary for TDS to maintain its proportionate interest in such Common Shares. For purposes of calculating TDS's proportionate interest in the Common Shares of the Company, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to the Company, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be further reduced.

    If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by the Company, unless otherwise agreed. In the case of sales by the Company of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers thereof. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by the Company's Board of Directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by the Company pursuant thereto could have a dilutive effect on other shareholders of the Company. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under the Company's Restated Certificate of Incorporation.

    FUNDING OF LICENSE COSTS. Through the date of the Company's Initial Public Offering, TDS had funded or made provisions to fund all of the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses (collectively, the "License Costs"). Pursuant to the Exchange Agreement, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional License Costs associated with the acquisition of the additional cellular interests that the Company had a right to acquire at the time of the Initial Public Offering. Through December 31, 1996, TDS had funded License Costs totaling approximately $67.2 million. TDS is obligated under the Exchange Agreement to make additional capital contributions to the Company under certain circumstances. Currently TDS has no obligations with respect to additional capital contributions.

    RSA RIGHTS. Under the Exchange Agreement (a) TDS retained all its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which the Company has an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs; (c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which the Company indicated it did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to the Company for appropriate consideration.

    RIGHT OF NEGOTIATION. For certain interests, if TDS desires to sell its interest in any RSA, TDS is required to give the Company the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If the Company desires to purchase any interest so offered, TDS is required to negotiate with the Company concerning the terms and conditions of the transaction, including the price and the method of payment. If the Company and TDS are unable to agree on the terms and conditions of the transaction during a 60-day negotiation period, TDS thereafter is under no obligation to offer the interest to the Company, except if TDS proposes to sell the interest within a year after the end of the negotiation period at a price equal to or lower than the highest written offer of the Company during the negotiation period. In such case, the Company has the right to purchase the interest at that price.

MINORITY TRANSFER AGREEMENT

    Pursuant to an agreement, dated June 20, 1996, between the Company and TDS (the "Minority Transfer Agreement"), the Company agreed to acquire minority interests representing approximately 614,000 population equivalents from TDS in exchange for approximately $110.2 million in cash. The Minority Transfer Agreement was approved by USM's Board of Directors based on the recommendation of a special committee of USM's Board of Directors. Such special committee, which retained independent legal counsel and Lazard Freres & Co. LLC as its financial advisor, negotiated the Minority Transfer Agreement with TDS.

CORPORATE OPPORTUNITY ARRANGEMENTS

    The Company's Restated Certificate of Incorporation, as amended, provides that, so long as at least 500,000 Series A Common Shares are outstanding, the Company may not, without the written consent of TDS, engage in any non-cellular activities. Management has been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that the Company resell any non-cellular interest to TDS or that the Company give TDS the right of first refusal with respect to such sale.

    The Restated Certificate of Incorporation, as amended, also restricts the circumstances under which the Company is entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be the property of the Company or its subsidiaries. In general, so long as at least 500,000 Series A Common Shares are outstanding, the Company will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. The Restated Certificate of Incorporation allows the Company to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.

FINANCIAL ARRANGEMENTS AND TRANSACTIONS

    The following describes the financial arrangements and transactions between TDS and the Company.

    REVOLVING CREDIT AGREEMENT. As of July 1, 1987, all of the outstanding obligations of the Company to TDS were incorporated under a Revolving Credit Agreement. Pursuant to the Revolving Credit Agreement, as amended, the Company may borrow up to an aggregate of $100 million from TDS, at an interest rate equal to 0.75% above the prime rate announced from time to time by the LaSalle National Bank of Chicago on the unpaid principal amount and to pay on demand an interest rate equal to 2.75% above such prime rate on any overdue principal or overdue installment of interest. The advances made by TDS under the Revolving Credit Agreement are unsecured. Interest on the balance due under the Revolving Credit Agreement is payable quarterly and no principal is payable until January 2, 1999, subject to acceleration under certain circumstances, at which time the entire principal balance due under the Revolving Credit Agreement then outstanding is scheduled to become due and payable. The Company may prepay the balance due under the Revolving Credit Agreement at any time, in whole or in part, without premium. Any principal so repaid is available for the Company to borrow during the remaining term of the Revolving Credit Agreement, subject to the satisfaction of certain conditions. USM had no borrowings under the Revolving Credit Agreement during 1996.

    The Revolving Credit Agreement provides that the Company will not, without the prior written consent of TDS (i) purchase or redeem any shares of its capital stock or declare or pay any dividends thereon, except to the extent of one-half of the cumulative consolidated net income, if any, for the period after July 1, 1989, or make any other distribution to its shareholders other than normal dividends payable with respect to Preferred Stock which may be issued;
(ii) permit its consolidated equity to be less than 30% of consolidated liabilities; (iii) incur or guarantee any indebtedness that is senior to the Revolving Credit Agreement; (iv) with certain exceptions, create any lien on any of the Company's assets; or (v) enter into certain contracts for the purchase of materials, supplies or services.

    The Revolving Credit Agreement provides that if certain "events of default" occur, TDS may immediately declare the amount under the Revolving Credit Agreement due and payable and terminate the Revolving

Credit Agreement. Events of default under the Revolving Credit Agreement include the failure to pay interest or principal, the breach of specified covenants, any default under certain other indebtedness, and certain judgments, defaults and events of bankruptcy or insolvency.

TAX ALLOCATION AGREEMENT

    The Company has entered into a Tax Allocation Agreement with TDS under which the Company will continue to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. For tax years and periods ended prior to July 1, 1987, TDS reimbursed the Company for the reduction in the provision for Federal income taxes reflected in TDS's consolidated statements of income resulting from the inclusion of the Company and its subsidiaries in the TDS affiliated group. For tax years and periods beginning after June 30, 1987, TDS no longer reimburses the Company on a current basis for losses or credits used by the TDS affiliated group. Instead, the Company will be compensated (by an offset to amounts the Company would otherwise be required to reimburse TDS for Federal income taxes) for TDS's use of tax benefits at such time as the Company could utilize such benefits as a stand-alone entity. After all loss and credit carryforwards have either been utilized or their statutory periods have expired, the Company will be required to reimburse TDS for Federal income taxes paid by the TDS affiliated group in an amount equal to the greater of the Federal income tax liability of the Company, calculated as if it were a separate affiliated group, or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year that involves income, deductions or credits of the Company or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at the expense of the Company. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of the Company, such deficiency or refund will be payable by or to the Company.

    If the Company ceases to be a member of the TDS affiliated group, and for a subsequent year the Company or its subsidiaries are required to pay a greater amount of Federal income tax than they would have paid if they had not been members of the TDS group after June 30, 1987, TDS will reimburse the Company for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by the Company or its subsidiaries after the Company leaves the TDS group will be disregarded. No reimbursement will be required if at any time in the future fewer than 500,000 Series A Common Shares are outstanding. Nor will reimbursement be required on account of the income of any subsidiary of the Company if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS. Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and the Company and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis.

CASH MANAGEMENT AGREEMENT

    The Company has from time to time deposited its excess cash with TDS for investment under TDS's cash management program pursuant to the terms of a Cash Management Agreement. Such deposits are available to the Company on demand and bear interest each month at the 30-day Commercial Paper Rate reported in THE WALL STREET JOURNAL on the last business day of the preceding month, plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. The Company may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the Commercial Paper Rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

INTERCOMPANY AGREEMENT

    In order to provide for certain transactions and relationships between the parties, the Company and TDS have agreed under an Intercompany Agreement, among other things, as follows:

    SERVICES. The Company and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS's non-telephone company subsidiaries. Payments by the Company to TDS for such services totaled $25.2 million in 1996. For services provided to TDS, the Company receives payment for the salaries of its employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to the Company for such services were nominal in 1996.

    EQUIPMENT AND MATERIALS. The Company and its subsidiaries purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by the Company from TDS affiliates totaled $2.9 million in 1996.

    ACCOUNTANTS AND LEGAL COUNSEL. The Company has agreed to engage the firm of independent public accountants selected by TDS for purposes of auditing the financial statements of the Company, including the financial statements of its direct and indirect subsidiaries, and for purposes of providing tax, data processing and all other accounting services and advice. The Company also has agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If TDS and the Company use the same counsel, each is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

    INDEMNIFICATION. The Company will indemnify TDS against certain losses, claims, damages or liabilities including those arising out of (i) the conduct by the Company of its business (except where the loss, claim, damage or liability arises principally from TDS's gross negligence or willful misconduct); and (ii) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify the Company with respect to losses, claims, damages or liabilities arising out of (i) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from the Company's gross negligence or willful misconduct); and (ii) any inaccurate representation or breach of warranty under the Intercompany Agreement.

    DISPOSAL OF COMPANY SECURITIES. TDS will not dispose of any securities of the Company held by it if such disposition would result in the loss of any license or other authorization held by the Company and such loss would have a material adverse effect on the Company.

    TRANSFER OF ASSETS. Without the prior written consent of TDS, the Company may not transfer (by sale, merger or otherwise) more than 15% of its consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

REGISTRATION RIGHTS AGREEMENT; OTHER SALES OF COMMON SHARES

    Under a Registration Rights Agreement, the Company has agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933, as amended, or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any debt or equity securities of the Company that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that the Company will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by the Company in connection therewith. TDS has the right to select the counsel the Company retains to assist it in fulfilling any of its obligations under the Registration Rights Agreement.

    There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that the Company will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. The Company has also granted TDS the right to include securities of the Company owned by TDS in certain registration statements covering offerings by the Company and will pay all costs of such offerings other than incremental costs attributable to the inclusion of securities of the Company owned by TDS in such registration statements.

    The Company will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. The Company has the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in the judgment of the Company, any offering by the Company then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any securities of the Company owned by TDS in any registration statement of the Company which, in the judgment of the managing underwriters, would materially adversely affect any offering by the Company. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.

INSURANCE COST SHARING AGREEMENT

    Pursuant to an Insurance Cost Sharing Agreement, the Company and its officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to the Company on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into, if the policies are the same as or similar to the policies in effect before the Insurance Cost Sharing Agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with the Company before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. Management of the Company believes that the amounts payable by the Company under the Insurance Cost Sharing Agreement are generally more favorable than the premiums the Company would pay if it were to obtain coverage under separate policies.

EMPLOYEE BENEFIT PLANS AGREEMENT

    Under an Employee Benefit Plans Agreement, employees of the Company participate in the TDS Tax-Deferred Savings Plan. The Company reimburses TDS for the costs associated with such participation. In addition, the Company has agreed to reimburse TDS for certain costs incurred by TDS in connection with the issuance of TDS stock to employees of the Company under the TDS Employee Stock Purchase Plans.

ISSUANCE OF TDS SHARES ON BEHALF OF USM

    TDS may occasionally issue TDS securities in connection with the acquisition of cellular interests on behalf of the Company. At the time such acquisitions are closed, the acquired cellular interests are generally transferred to the Company, which reimburses TDS by issuing USM securities to TDS or by increasing the balance due to TDS under the Revolving Credit Agreement. The fair market value of the USM securities issued to TDS in connection with these transactions is calculated in the same manner and over the same time period as the fair market value of the TDS securities issued to the sellers in such acquisitions. During 1996, the Company issued 1.3 million USM Common Shares to TDS, to reimburse TDS for 1.1 million TDS Common Shares issued in such transactions.

OTHER ARRANGEMENTS

    Walter C.D. Carlson, a director of TDS and the Company, Michael G. Hron, the Secretary of TDS and certain subsidiaries of TDS, William S. DeCarlo, the Assistant Secretary of TDS and certain subsidiaries of TDS, Stephen P. Fitzell, Secretary of the Company and certain other subsidiaries of TDS, and Sherry S. Treston, Assistant Secretary of the Company and certain other subsidiaries of TDS, are partners of Sidley & Austin, the principal law firm of the Company, TDS and their subsidiaries. Walter C.D. Carlson is also a trustee and beneficiary of the voting trust which controls TDS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF THE COMPANY BY CERTAIN BENEFICIAL OWNERS

    The following table sets forth, at February 28, 1997, information regarding the persons who beneficially own more than 5% of any class of the voting securities of the Company. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

                                                                                    SHARES OF    PERCENT OF     PERCENT OF
       SHAREHOLDER'S NAME AND ADDRESS                   TITLE OF CLASS             CLASS OWNED      CLASS      VOTING POWER
---------------------------------------------  ---------------------------------  -------------  -----------  ---------------
Telephone and Data Systems, Inc.               Common Shares                         36,740,350        69.1%           9.6%
30 North LaSalle Street                        Series A Common Shares(1)             33,005,877       100.0%          86.1%
Chicago, Illinois 60602

The Equitable Companies Inc.(2)                Common Shares                          6,835,993        12.9%           1.8%
787 Seventh Avenue
New York, New York 10019

------------
(1) The Series A Common Shares are convertible on a share-for-share basis into Common Shares.

(2) Based on the most recent Schedule 13G (Amendment No. 6) filed with the SEC. Includes shares held by the following affiliates: The Equitable Life Assurance Society of the United States - 3,468,762 shares; Alliance Capital Management, L.P. - 3,365,607 shares; and Donaldson, Lufkin & Jenrette Securities Corporation - 1,624 shares. In such Schedule 13G, The Equitable Companies Inc. reported sole voting power with respect to 6,756,769 shares, shared voting power with respect to 72,000 shares, sole dispositive power with respect to 6,834,369 shares and shared dispositive power with respect to 1,624 shares. Alpha Assurance I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Unit Europe Assurance Mutuelle and AXA, corporations organized under the laws of France, are affiliates of The Equitable Companies Inc.

SECURITY OWNERSHIP OF THE COMPANY BY MANAGEMENT

    Several officers and directors of the Company hold substantial ownership interests indirectly in the Company by virtue of their ownership of the capital stock of TDS. See "Beneficial Ownership of TDS by Directors and Executive Officers of the Company," below. In addition, the following executive officers and directors and all officers and directors of the Company as a group beneficially owned the following number of Common Shares of the Company as of February 28, 1997:

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL      PERCENT OF    PERCENT OF VOTING
                        NAME                              TITLE OF CLASS        OWNERSHIP(1)         CLASS            POWER
-----------------------------------------------------  --------------------  ------------------  -------------  -----------------
LeRoy T. Carlson, Jr.,
  C. Theodore Herbert,
  Ronald D. Webster and
  Michael G. Hron(2).................................         Common Shares          33,749                *                *
LeRoy T. Carlson.....................................         Common Shares           1,243                *                *
LeRoy T. Carlson, Jr.................................           --                   --               --               --
H. Donald Nelson(3)(10)..............................         Common Shares          67,745                *                *
Walter C.D. Carlson..................................           --                   --               --               --
Murray L. Swanson....................................           --                   --               --               --
Paul Henri Denuit(4).................................           --                   --               --               --
Allan Z. Loren.......................................           --                   --               --               --
Joyce V. Gab Kneeland(5)(10).........................         Common Shares          28,432                *                *
Richard W. Goehring(6)(10)...........................         Common Shares          45,275                *                *
Kenneth R. Meyers(7)(10).............................         Common Shares          40,418                *                *
Douglas S. Arnold(8).................................         Common Shares           9,192                *                *
All directors and executive officers as a group (17
  persons)(9)(10)....................................         Common Shares         260,924                *                *

------------
*   Less than 1%

(1) The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2) Represents Common Shares acquired through Company-match contributions by the persons named as trustees of the Telephone and Data Systems, Inc. Tax Deferred Savings Trust. Does not include 157,651 Common Shares acquired by such trust with employee contributions which are voted by plan participants. Such trustees disclaim beneficial ownership of all such shares except for shares held for their individual benefit in such trust.

(3) Includes 63,454 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days. Also includes 1,360 shares of restricted stock which are subject to future vesting.

(4) Does not include 2,279,583 Common Shares of the Company (4.3% of class) beneficially owned by S.A. Coditel and its affiliates. Paul-Henri Denuit is the Chief Executive Officer and Managing Director of S.A. Coditel, but disclaims beneficial ownership with respect to such shares.

(5) Includes 22,997 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days. Also includes 960 shares of restricted stock which are subject to future vesting.

(6) Includes 28,604 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days. Also includes 960 shares of restricted stock which are subject to future vesting.

(7) Includes 33,845 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days. Also includes 960 shares of restricted stock which are subject to future vesting. Also includes 1,000 Common Shares which are held by a trust for which Mr. Meyers is a trustee. Mr. Meyers disclaims beneficial ownership of such shares.

(8) Includes 7,992 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days. Also includes 800 shares of restricted stock which are subject to future vesting.

(9) Includes 187,827 Common Shares subject to Options or SARs which are currently exercisable or exercisable within 60 days. Also includes 8,240 shares of restricted stock which are subject to future vesting.

(10) Includes shares as to which voting and/or investment power is shared.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require the Company's directors and officers, and persons who are deemed to own more than ten percent of the Common Shares (collectively, the "Reporting Persons"), to file certain reports ("Section 16 Reports") with the SEC with respect to their beneficial ownership of Common Shares. The Reporting Persons are also required to furnish the Company with copies of all Section 16 Reports they file.

    Based on a review of copies of Section 16 Reports furnished to the Company by the Reporting Persons and written representations by directors and officers of the Company, the Company believes that all Section 16 filing requirements applicable to the Reporting Persons during and with respect to 1996 were complied with on a timely basis.

DESCRIPTION OF TDS SECURITIES

    The authorized capital stock of TDS consists of 100,000,000 Common Shares, $1.00 par value (the "TDS Common Shares"), 25,000,000 Series A Common Shares, $1.00 par value, (the "TDS Series A Common Shares") and 5,000,000 Preferred Shares, without par value (the "TDS Preferred Shares"). As of February 28, 1997, 54,145,158 TDS Common Shares (excluding Common Shares held by TDS and a subsidiary of TDS), 6,916,546 TDS Series A Common Shares and 308,019 TDS Preferred Shares were outstanding.

    The TDS Series A Common Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share. The holders of TDS Series A Common Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Iowa Business Corporation Act grants class voting rights and with respect to the election of directors. With respect to the election of directors, the holders of TDS Common Shares and TDS Preferred Shares issued before October 31, 1981, voting as a group, are entitled to elect 25% of the board of directors of TDS, rounded up to the nearest whole number, and the holders of TDS Series A Common Shares and TDS Preferred Shares issued after October 31, 1981, voting as a group, are entitled to elect the remaining members of the board of directors of TDS.

BENEFICIAL OWNERSHIP OF TDS BY DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth the number of TDS Common Shares and TDS Series A Common Shares beneficially owned by each director of the Company, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group as of February 28, 1997.

                                                                               AMOUNT AND
                                                                               NATURE OF
     NAME OF INDIVIDUAL OR NUMBER                                              BENEFICIAL       PERCENT OF     PERCENT OF TDS
        OF PERSONS IN GROUP                   TITLE OF TDS CLASS              OWNERSHIP(1)       TDS CLASS      VOTING POWER
-----------------------------------  ------------------------------------  ------------------  -------------  -----------------
LeRoy T. Carlson, Jr.,
  Walter C.D. Carlson,
  Letitia G.C. Carlson,
  Donald C. Nebergall and
  Melanie J. Heald(2)..............  TDS Series A Common Shares                  6,318,335           91.4%            51.1%

LeRoy T. Carlson, Jr.,
  C. Theodore Herbert,
  Ronald D. Webster and
  Michael G. Hron(3)...............  TDS Common Shares                               1,008           *                *
                                     TDS Series A Common Shares                    146,576            2.1%             1.2%

LeRoy T. Carlson, Jr.,
C. Theodore Herbert,
Ronald D. Webster and
Michael G. Hron(4).................  TDS Common Shares                              59,957           *                *

LeRoy T. Carlson(5)................  TDS Common Shares                              46,539           *                *
                                     TDS Series A Common Shares                     51,553           *                *

LeRoy T. Carlson, Jr.(6)...........  TDS Common Shares                             135,976           *                *

Walter C.D. Carlson(7).............  TDS Common Shares                                  68           *                *

Murray L. Swanson(8)(9)............  TDS Common Shares                              42,846           *                *
                                     TDS Series A Common Shares                      2,485           *                *

Paul Henri-Denuit..................                   --                           --               --               --

Allan Z. Loren.....................                   --                           --               --               --

H. Donald Nelson(9)................  TDS Common Shares                               3,566           *                *
                                     TDS Series A Common Shares                      5,253           *                *

Joyce V. Gab Kneeland(9)...........  TDS Common Shares                               1,948           *                *

Richard W. Goehring(9).............  TDS Common Shares                               8,903           *                *

Kenneth R. Meyers(9)(10)...........  TDS Common Shares                               2,965           *                *

Douglas S. Arnold..................  TDS Common Shares                                  43           *                *

All directors and
 executive officers as a
 group (17 persons)
 (9)(11)...........................  TDS Common Shares                             320,776           *                *
                                     TDS Series A Common Shares                  6,524,202           94.3%            52.8%

---------
*    Less than 1%

(1) The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2) The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the Series A Common Shares of TDS held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially over 5% of the outstanding TDS Series A Common Shares: Margaret D. Carlson (wife of LeRoy
    T. Carlson), LeRoy T. Carlson, Jr., Walter C.D. Carlson, Prudence E. Carlson, Letitia G.C. Carlson (children of LeRoy T. Carlson and Margaret D. Carlson), and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution.

(3) Voting and investment control is shared by the persons named as trustees of the Telephone and Data Systems, Inc. Employees' Pension Trust I.

(4) Voting and investment control is shared by the persons named as trustees of the Telephone and Data Systems, Inc. Tax-Deferred Savings Trust. Does not include 169,628 shares acquired by such trust with employee contributions which are voted by plan participants.

(5) Includes 40,473 TDS Common Shares that Mr. LeRoy T. Carlson may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days, and 51,553 Series A Common Shares held by Mr. Carlson's wife. Beneficial ownership is disclaimed as to the shares held by Mr. Carlson's wife. Does not include 248,975 TDS Series A Common Shares held for the benefit of Mr. LeRoy T. Carlson, 625,392 TDS Series A Common Shares held for the benefit of Mr. Carlson's wife or 50,000 TDS Series A Common Shares held for the benefit of certain grandchildren of Mr. Carlson (an aggregate of 924,367 shares, or 13.4% of class) in the voting trust described in footnote (2) above. Beneficial ownership is disclaimed as to TDS Series A Common Shares held for the benefit of his wife and grandchildren in such voting trust.

(6) Includes 131,107 TDS Common Shares that Mr. LeRoy T. Carlson, Jr. may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days. Does not include 1,074,959 TDS Series A Common Shares (15.5% of class) held in the voting trust referred to in footnote (2) above, of which 1,037,019 shares are held for the benefit of Mr. LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed as to 37,940 TDS Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(7) Does not include 1,082,278 TDS Series A Common Shares (15.6% of class) held in the voting trust referred to in footnote (2) above, of which 1,053,122 shares are held for the benefit of Mr. Walter C.D. Carlson. Beneficial ownership is disclaimed with respect to 29,156 TDS Series A Common Shares held for the benefit of his wife and children in such voting trust.

(8) Includes 23,937 TDS Common Shares that Mr. Swanson may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days.

(9) Includes shares held as to which voting and/or investment power is shared.

(10) Includes 2,450 shares held in a trust for which Mr. Meyers is a trustee. Mr. Meyers disclaims beneficial ownership of such shares.

(11) Includes 206,468 shares subject to stock options exercisable on February 28, 1997 or within 60 days thereof.

SECURITY OWNERSHIP OF TDS BY CERTAIN BENEFICIAL OWNERS

    In addition to the persons listed under "Beneficial Ownership of TDS by Directors and Executive Officers of the Company," the following table sets forth, as of February 28, 1997, information regarding the persons who beneficially own more than 5% of any class of the voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

                                                                             SHARES OF TDS   PERCENT OF      PERCENT OF TDS
         SHAREHOLDER'S NAME AND ADDRESS                 TITLE OF CLASS        CLASS OWNED     TDS CLASS       VOTING POWER
-------------------------------------------------  ------------------------  -------------  -------------  -------------------
The Equitable Companies Inc.(1)                                  TDS Common    11,977,785          22.1%              9.7%
787 Seventh Avenue                                                   Shares
New York, New York 10019
Franklin Mutual Advisers, Inc.(2)                                TDS Common     5,308,600           9.8%              4.3%
51 John F. Kennedy Parkway                                           Shares
Short Hills, New Jersey 07078
The Capital Group Companies, Inc.(3)                             TDS Common     3,589,750           6.6%              2.9%
333 South Hope Street                                                Shares
Los Angeles, California 90071
Massachusetts Financial Services Company(4)               TDS Common Shares     2,731,030           5.0%              2.2%
500 Boylston Street
Boston, Massachusetts 02116
Merrill, Lynch, Pierce, Fenner                         TDS Preferred Shares        63,532          20.6%                *
& Smith, Inc.
Post Office Box 2658
Jersey City, New Jersey 07303
William and Betty McDaniel                                    TDS Preferred        46,666          15.2%                *
160 Stowell Road                                                     Shares
Salkum, Washington 98582
Roland G. and Bette B. Nehring                                TDS Preferred        23,030           7.5%                *
5253 North Dromedary Road                                            Shares
Phoenix, Arizona 85018
The Peterson Revocable Living Trust                           TDS Preferred        20,637           6.7%                *
Kenneth M. & Audrey M. Peterson,                                     Shares
Trustees
108 Avocado Lane
Weslaco, Texas 78596
Regional Operations Group, Inc.                               TDS Preferred        15,807           5.1%                *
312 South 3rd Street                                                 Shares
Minneapolis, Minnesota 55440

----------
*   Less than 1%

(1) Based on the most recent Schedule 13G (Amendment No. 10) filed with the SEC. Includes shares held by the following affiliates: The Equitable Life Assurance Society of the United States - 4,976,200 shares; Alliance Capital Management, L.P. - 6,974,884 shares; Wood, Struthers & Winthrop Management Corp. - 26,200 shares; and Donaldson Lufkin & Jenrette Securities Corporation - 501 shares. In such Schedule 13G, The Equitable Companies Inc. reported sole voting power with respect to 11,757,743 shares, shared voting power with respect to 84,600 shares, sole dispositive power with respect to 11,977,284 shares and shared dispositive power with respect to 501 shares. Alpha Assurance I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and AXA, corporations organized under the laws of France, are affiliates of The Equitable Companies Inc.

(2) Based on a Schedule 13D filed with the SEC. Such Schedule 13D reports that Franklin Mutual Advisers, Inc. exercised sole voting and investment power with respect to all such shares. Such Schedule 13D is also filed on behalf of Franklin Resources, Inc., the parent holding company of Franklin Mutual Advisers, Inc., and by Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of such parent holding company.

(3) Based on a Schedule 13G filed with the SEC. Such Schedule 13G reported that Capital Guardian Trust Company, Capital Research and Management Company and Capital International S.A., subsidiaries of The Capital Group, Inc., exercised sole voting and investment discretion with respect to 1,794,150 and 3,589,750 shares, respectively. Beneficial ownership was disclaimed with respect to all such shares.

(4) Based on a Schedule 13G filed with the SEC. Such Schedule 13G reported that Massachusetts Financial Services Company exercised sole voting and investment power with respect to all such shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    In order to be considered for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Shareholders, any shareholder proposal must be addressed to United States Cellular Corporation, 8410 W. Bryn Mawr Ave., Suite 700, Chicago, Illinois 60631, Attention: Secretary, and must be received no later than December 12, 1997.

                                    GENERAL

    Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. The Company has retained Kissel-Blake Inc. to aid in solicitation of proxies for a fee of $2,500, plus out-of-pocket expenses.

    THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER AS OF THE RECORD DATE, AND WILL PROVIDE COPIES OF THE EXHIBITS TO THE REPORT UPON PAYMENT OF A REASONABLE FEE THAT WILL NOT EXCEED THE COMPANY'S REASONABLE EXPENSES INCURRED IN CONNECTION THEREWITH. REQUESTS FOR SUCH MATERIALS SHOULD BE DIRECTED TO UNITED STATES CELLULAR CORPORATION, 8410 WEST BRYN MAWR AVENUE, SUITE 700, CHICAGO, ILLINOIS 60631, ATTENTION: EXTERNAL REPORTING DEPARTMENT, TELEPHONE:
(773) 399-8900.

                                 OTHER BUSINESS

    It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.
                                          By order of the Board of Directors

                                                    [SIGNATURE]
                                          STEPHEN P. FITZELL
                                          SECRETARY

                    ALL SHAREHOLDERS ARE URGED TO SIGN, DATE
                        AND MAIL THEIR PROXIES PROMPTLY.

                                                                       EXHIBIT A

                       UNITED STATES CELLULAR CORPORATION
                       1997 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1. ESTABLISHMENT; PURPOSE; SCOPE.

    United States Cellular Corporation hereby establishes the United States Cellular Corporation 1997 Employee Stock Purchase Plan to encourage and facilitate the purchase of Common Shares of the Company by eligible employees. The Plan is intended to provide a further incentive for eligible employees to promote the best interests of the Controlled Group and an additional opportunity to participate in its economic progress. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and provisions of the Plan shall be construed in a manner consistent with the Code.

SECTION 2. DEFINITIONS; CONSTRUCTION.

    As used in this Plan, as of any time of reference, and unless the context otherwise requires:

    (a) "AFFILIATE" means any trade or business entity which is a member of the same controlled group (as described in section 414(b) and (c) of the Code) with Telephone and Data Systems, Inc. ("TDS"), any organization that is a member of an affiliated service group (as described in section 414(m) of the Code) with TDS or such a trade or business, or any other entity required to be aggregated with TDS pursuant to final regulations under section 414(o) of the Code.

    (b) "BENEFITS REPRESENTATIVE" means the Benefits Department of TDS located in Middleton, Wisconsin, or such other person or persons designated by the Committee to assist the Committee with the administration of the Plan.

    (c) "BOARD" means the Board of Directors of the Company as from time to time constituted.

    (d) "COMMON SHARES" means the common shares of the Company, par value $1.00 per share.

    (e) "COMPANY" means United States Cellular Corporation, a Delaware corporation, and any successor thereto.

    (f) "COMPENSATION" means an employee's "Compensation" as defined in Section 4.2(a) of the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan, as amended from time to time, determined without regard to the limitation on compensation which is taken into account under such plan pursuant to section 401(a)(17) of the Code.

    (g) "CONTROLLED GROUP" means the Company and its Subsidiaries.

    (h) "EFFECTIVE DATE" means January 1, 1997.

    (i) "EMPLOYEE STOCK PURCHASE ACCOUNT" means the account established pursuant to Section 5(c) of the Plan to hold a Participant's payroll deduction contributions.

    (j) "EMPLOYER" means the Company and any corporation that is a member of the Controlled Group that adopts the Plan as of the effective date, with the prior approval of the Company, and each corporation which subsequently becomes a member of the Controlled Group and adopts the Plan, with the prior approval of the Committee.

    (k) "ENTRY DATE" means January 1, 1997, and each subsequent April 1, July 1, October 1 and January 1.

    (l) "PARTICIPANT" means any employee of an Employer who meets the eligibility requirements of Section 4, and has elected to participate in the Plan as described in such Section. An individual shall cease to be a Participant as of the date he terminates employment with all Employers and Affiliates, for whatever reason.

    (m) "PLAN" means the United States Cellular Corporation 1997 Employee Stock Purchase Plan herein set forth, and any amendment or supplement thereto.

    (n) "PURCHASE DATE" means June 30, 1997, December 31, 1997, June 30, 1998 or December 31, 1998, as the case may be.

    (o) "PURCHASE PERIOD" means a semi-annual period ending on a Purchase Date.

    (p) "PURCHASE PRICE" means, with respect to a Purchase Date, 85 percent of the closing price of a Common Share on the American Stock Exchange on such date, or if such date is not a trading day, 85 percent of the closing price of a Common Share on the American Stock Exchange on the next preceding trading day; provided that if such price includes a fraction of a cent, the Purchase Price shall be rounded up to the next whole cent.

    (q) "SUBSIDIARY" means, with respect to an entity, a corporation (other than the entity) in an unbroken chain of corporations beginning with the entity if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    (r) "TERMINATION DATE" means the earliest of (i) December 31, 1998, (ii) such earlier date on which the Board terminates the Plan and (iii) the Purchase Date on which all shares available for issuance under the Plan shall have been purchased by Participants under the Plan.

    The masculine gender, when appearing in this Plan, shall be deemed to include the feminine gender unless the context clearly indicates to the contrary. The words "hereof," "herein," and "hereunder," and other similar compounds of the word "here," shall mean and refer to the entire Plan and not to any particular provision or section of this document.

SECTION 3. ADMINISTRATION.

    This Plan shall be administered by the 1997 Employee Stock Purchase Plan Committee (hereinafter referred to as the "Committee"), the members of which shall be individuals selected by the Board who do not satisfy the eligibility requirements of Section 4 hereunder. The Committee shall be comprised of LeRoy
T. Carlson, Jr. and Murray L. Swanson. Subject to the express provisions hereof, the Committee shall have complete authority to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan. The Committee's determinations on the matters referred to in this paragraph shall be conclusive. No member of the Committee shall be personally liable for any decision or determination made in good faith under the Plan.

SECTION 4. ELIGIBILITY AND PARTICIPATION.

    (a) Any employee of an Employer shall be eligible to participate in the Plan as of the first Entry Date following such employee's satisfaction of the eligibility service requirement, or, if later, the first Entry Date following the date on which the employee's Employer adopted the Plan. For purposes of this subsection, an Employee shall have satisfied the eligibility service requirement if he has completed at least three months of continuous service with an Employer. For the sole purpose of calculating length of service under the Plan, employees shall be credited with service for an Employer, an Affiliate and any other member of the Controlled Group (even though such service may have been performed prior to the Company's acquisition of such member or prior to the time such Affiliate became an Affiliate). No eligibility provision hereof shall permit or deny participation in the Plan in a manner contrary to the applicable requirements of the Code and the regulations promulgated thereunder.

    (b) At least 15 days (or such other period as may be prescribed by the Committee) prior to the first Entry Date as of which an employee is eligible to participate in the Plan as described in subsection (a) of this Section, the employee shall execute and deliver to the Benefits Representative an application on the prescribed form specifying his chosen rate of payroll deduction contributions described in Section 5. Such application shall authorize his Employer to reduce the employee's Compensation by the amount of any such payroll deduction contributions. The application shall also evidence the employee's acceptance of and agreement to all provisions of this Plan. An employee who fails timely to file an application described in this subsection shall not be eligible to commence participation in the Plan as of any subsequent Entry Date.

    (c) If a Participant is transferred from one Employer to another Employer, such transfer shall not terminate the Participant's participation in the Plan. Such transferred employee may continue to make payroll deduction contributions under the Plan provided such Participant completes such forms as the Committee may require, if any, in the time and manner prescribed by the Committee.

    (d) If an individual terminates employment with all Employers and Affiliates so as to discontinue participation in the Plan, and such individual is subsequently reemployed by an Employer, such individual shall be required to satisfy the eligibility service requirement described in subsection (a) of this Section as if he were a new employee.

    (e) Notwithstanding anything herein to the contrary, no employee shall be entitled to participate in the Plan if such employee, immediately after the grant of an option would own shares (including shares which may be purchased under the Plan) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company, any of its Subsidiaries, TDS or any of TDS' Subsidiaries actually issued and outstanding immediately after such grant. For purposes of the foregoing sentence, the rules of stock attribution set forth in section 424(d) of the Code shall apply in determining share ownership. In addition, no member of the Committee shall be eligible to participate in the Plan.

SECTION 5. PARTICIPANT CONTRIBUTIONS.

    (a) Each Participant may elect, in the manner described in Section 4, to make payroll deduction contributions under the Plan in an amount equal to a whole percentage not less than 1 and not more than 15 percent of such Participant's Compensation for each payroll period, beginning with the first pay date which occurs on or after the Entry Date as of which such Participant commences participation in the Plan.

    (b) At least 15 days (or such other period as may be prescribed by the Committee) prior to any Entry Date, a Participant shall have the right to elect to decrease his designated rate of payroll deductions under the Plan by executing and delivering to the Benefits Representative an application on the prescribed form specifying his chosen rate of payroll deduction contributions. An election by a Participant to decrease his designated rate of payroll deductions to 0% of his Compensation shall be deemed an election to abandon his right to purchase Common Shares under the Plan, as described in Section 8. A Participant shall not have the right to elect to increase his designated rate of payroll deductions under the Plan.

    (c) All payroll deductions in the possession of the Company shall be segregated from the general funds of the Company. The Committee shall cause to be established a separate Employee Stock Purchase Account on behalf of each Participant to hold his payroll deduction contributions made under the Plan. Such accounts shall be solely for accounting purposes, and there shall be no segregation of assets among the separate accounts. Such accounts shall not be credited with interest or other investment earnings. Each Employee Stock Purchase Account shall be restricted to the uses provided herein until such time as the Company issues certificates to Participants purchasing Common Shares under the Plan.

SECTION 6. PURCHASE OF COMMON SHARES.

    (a) Subject to a Participant's right of abandonment described in Section 8 of the Plan, the balance of each Participant's Employee Stock Purchase Account shall be applied on each Purchase Date to purchase the number of whole Common Shares determined by dividing the balance of such Participant's Employee Stock Purchase Account as of such date by the Purchase Price. The Participant's Employee Stock Purchase Account shall be debited accordingly. No fractional shares shall be issued under the Plan. Any balances remaining in Participants' accounts attributable to fractional shares shall remain credited to such accounts so that such remaining balances shall be available to purchase shares on the next Purchase Date; provided that such amounts shall be refunded to Participants upon termination of the Plan.

    (b) If the employment of an individual who is a Participant in the Plan is transferred to an Affiliate that is not an Employer, then the Participant's payroll deductions shall be suspended and the balance of the Participant's Employee Stock Purchase Account shall be applied to purchase Common Shares on the Purchase Date next occurring after the effective date of such transfer, except to the extent the individual abandons his election to purchase Common Shares as described in Section 8. Upon the Participant's transfer from such Affiliate back to an Employer, the Participant's payroll deduction contributions shall resume in accordance with the most recent election made by the Participant pursuant to
Section 5, provided such Participant completes such forms as the Committee may require, if any, in the time and manner prescribed by the Committee.

    (c) Upon termination of employment because of the Participant's retirement, the balance of the Participant's Employee Stock Purchase Account shall be refunded to the Participant as soon as administratively practicable following such termination of employment; provided, however, that if the date of such termination of employment occurs during the three-month period ending on the next Purchase Date, the balance of the Participant's Employee Stock Purchase Account shall be applied to purchase Common Shares for the Participant as of the Purchase Date next occurring after the Participant's retirement, unless the Participant elects, in the manner prescribed by the Committee, to abandon all or a portion of such purchase of Common Shares on or before the earlier of the 15th day (or such shorter period prescribed by the Committee) prior to the Purchase Date next occurring after the Participant's retirement.

    (d) Upon termination of employment because of the Participant's death, the balance of the Participant's Employee Stock Purchase Account, after crediting such account with payroll deductions for any Compensation due and owing, shall be applied to purchase Common Shares for the beneficiary designated by the Participant in accordance with procedures prescribed by the Committee, or if no such beneficiary designation is in effect with respect to such Participant, the Participant's estate, as of the Purchase Date next occurring after the Participant's death, unless the Participant's designated beneficiary or estate, as the case may be, elects, in the manner prescribed by the Committee, to abandon all or a portion of such purchase of Common Shares on or before the earlier of (i) the 15th day (or such shorter period prescribed by the Committee) prior to the Purchase Date next occurring after the Participant's death and (ii) the 90th day after the Participant's death, or such other period as established by the Committee.

    (e) Upon termination of employment with all Employers for any reason other than as a result of a transfer of employment to an Affiliate as described in subsection (b) of this Section, retirement as described in subsection (c) of this Section, or death as described in subsection (d) of this Section, the Participant's participation in the Plan shall cease and the entire balance of the Participant's Employee Stock Purchase Account shall be refunded to him as soon as administratively practicable.

    (f) Notwithstanding any provision of this Plan to the contrary, if the number of shares to be purchased by a Participant on any Purchase Date is less than ten, the Participant shall not be permitted to purchase any Common Shares as of such Purchase Date. The balance remaining in such Participant's Employee Stock Purchase Account shall be treated in the same manner as account balances attributable to fractional shares, as described in subsection (a) of this Section.

    (g) Notwithstanding any provision of this Plan to the contrary, a Participant shall in no event be permitted to purchase in any calendar year more than the number of shares determined by dividing $25,000 by the closing price of a Common Share on the American Stock Exchange on the Effective Date (or if such date is not a business day, the first day preceding such date that is a business day). Any portion of the balance of a Participant's Employee Stock Purchase Account in excess of the amount necessary to purchase shares on a Purchase Date in excess of the foregoing limitation shall be treated in the same manner as account balances attributable to fractional shares, as described in subsection
(a) of this Section. The maximum share limitation prescribed by this Section shall be subject to adjustment as described in Section 11.

    (h) Notwithstanding any provision of the Plan to the contrary, the maximum number of shares which shall be available for purchase under the Plan shall be 130,000 Common Shares, subject to adjustment as provided in Section 11. The Common Shares to be sold under this Plan may, at the election of the Company, be treasury shares, shares originally issued for such purpose or shares purchased by the Company. In the event the amount of shares to be purchased on behalf of all Participants collectively exceeds the shares available for purchase under the Plan, the number of Common Shares to be purchased by each Participant under this Section shall be reduced in the manner prescribed by this subsection, or such other method which the Committee determines to be equitable, in its sole discretion. The Committee shall determine the deferral percentage (referred to herein as the "maximum deferral percentage") permissible for Participants under which the amount of shares to be purchased on behalf of all Participants collectively equals the shares available for purchase under the Plan. Such maximum deferral percentage need not be expressed as a whole percentage. The payroll deduction contributions made by each Participant whose elected deferral percentage described in Section 5(a) is higher than such maximum deferral percentage shall be reduced so that each such Participant's deferral percentage equals such maximum deferral percentage, and each such Participant's excess payroll deduction contributions shall be refunded to such Participant as soon as administratively practicable.

    (i) Notwithstanding any provision contained herein to the contrary, no Participant shall be granted an option to purchase shares under the Plan that permits the Participant to purchase shares in any calendar year under the Plan and other employee stock purchase plans (within the meaning of section 423 of the Code) of the Company, its Subsidiaries, TDS and TDS' Subsidiaries with an aggregate fair market value (determined at the time such option is granted) in excess of $25,000, all determined in the manner provided by section 423(b)(8) of the Code. Any portion of the balance of a Participant's Employee Stock Purchase Account that is not applied to purchase Common Shares due to the application of this subsection shall be treated in the same manner as amounts attributable to fractional shares, as described in subsection (a) of this Section.

SECTION 7. ISSUANCE OF CERTIFICATES.

    As soon as administratively practicable after each Purchase Date, the Company shall purchase or issue Common Shares, in its sole discretion, and each Participant shall be issued a certificate representing the Common Shares purchased by him under the Plan on such date. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or, if the Participant so directs by written notice to the Benefits Representative prior to the issuance thereof, in the names of the Participant and one other person as the Participant may designate, as joint tenants with right of survivorship. Such a joint tenancy designation shall not apply to shares purchased after a Participant's death by the Participant's beneficiary or estate, as the case may be.

SECTION 8. PARTICIPANT'S RIGHT TO ABANDON PURCHASE OF SHARES.

    At any time during a Purchase Period, but in no event later than 15 days (or such shorter period prescribed by the Committee) prior to a Purchase Date, a Participant may elect to abandon his election to purchase Common Shares under the Plan. Such abandonment election shall be made on forms prescribed by the Committee and delivered to the Benefits Representative. Upon a Participant's election to abandon pursuant to this Section, the amount credited to the Participant's Employee Stock Purchase Plan Account shall be refunded to the Participant as soon as is administratively practicable, and such Participant's participation in the Plan shall be terminated.

SECTION 9. SUSPENSION ON ACCOUNT OF EMPLOYEE'S HARDSHIP WITHDRAWAL.

    If a Participant makes a hardship withdrawal from the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan or any other plan with a cash or deferred arrangement qualified under section 401(k) of the Code which plan is sponsored, or participated in, by any Employer, such Participant shall be suspended from making payroll deductions under this Plan for a period of twelve months from the date of such withdrawal. The balance of such Participant's Employee Stock Purchase Account shall be applied to purchase Common Shares on the Purchase Date next occurring after the effective date of such withdrawal, except to the extent the Participant abandons his election to purchase Common Shares as described in Section 8, or discontinues participation in this Plan on account of the Participant's termination of employment. After the expiration of such twelve-month period, the Participant's payroll deduction contributions shall automatically resume in accordance with the most recent election made by the Participant pursuant to Section 5, unless he has abandoned his election to purchase Common Shares as described in Section 8.

SECTION 10. RIGHTS NOT TRANSFERABLE.

    The right to purchase Common Shares under this Plan shall not be transferable by any Participant other than by will or the laws of descent and distribution, and must be exercisable, during his lifetime, only by the Participant.

SECTION 11. CHANGES IN THE COMPANY'S CAPITAL STRUCTURE.

    (a) The existence of the Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock that affects the Common Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

    (b) If, during the term of the Plan, the Company shall effect (i) a distribution or payment of a dividend on its Common Shares in shares of the Company, (ii) a subdivision of its outstanding Common Shares by a stock split or otherwise, (iii) a combination of the outstanding Common Shares into a smaller number of shares by a reverse stock split or otherwise, or (iv) an issuance by reclassification or other reorganization of its Common Shares (other than by merger or consolidation) of any shares of the Company, then each Participant shall be entitled to receive upon the purchase of shares pursuant to this Plan such shares of the Company which the Participant would have owned or would have been entitled to receive after the happening of such event had the Participant purchased Common Shares pursuant to the Plan immediately prior to the happening of such event. If any other event shall occur that, in the judgment of the Board, necessitates adjusting the Offering Price, the number of Common Shares offered or other terms of the Plan, the Board shall take any action that in its judgment shall be necessary to preserve each Participant's rights substantially proportionate to the rights existing prior to such event. To the extent that any event or action pursuant to this paragraph shall entitle Participants to purchase additional Common Shares or other shares of the Company, the shares available under this Plan shall be deemed to include such additional Common Shares or such other shares of the Company.

    (c) In the event of a merger of one or more corporations into the Company, or a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Participant in the Plan shall, at no additional cost, be entitled, upon his payment for all or part of the Common Shares purchasable by him under the Plan, to receive (subject to any required action by shareholders) in lieu of the number of Common Shares which he was entitled to purchase, the number and class of shares of stock or other securities to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the number of Common Shares equal to the number of shares paid for by the Participant.

    (d) If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company sells or otherwise disposes of substantially all its assets to another corporation during the term of the Plan: (i) subject to the provisions of clause (ii) below, after the effective date of such merger, consolidation or sale, as the case may be, each holder of a right to purchase shall be entitled to receive, upon his payment for all or part of the Common Shares purchasable by him under the Plan and receive in lieu of Common Shares, shares of such stock or other securities as the holders of Common Shares received pursuant to the terms of the merger, consolidation or sale; and (ii) all outstanding rights to purchase may be canceled by the Board as of the effective date of any such merger, consolidation or sale, provided that (i) notice of such cancellation shall be given to each Participant and (ii) each such Participant shall have the right to purchase, during a 30-day period preceding the effective date of such merger, consolidation or sale, all or any part of the shares allocated to him under the terms of the Plan.

    (e) Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares then available for purchase under the Plan.

SECTION 12. SHAREHOLDER APPROVAL.

    The Plan is subject to the approval of a majority of the votes cast on the matter by the shareholders of the Company within twelve months before or after its adoption by the Board.

SECTION 13. RIGHTS OF A SHAREHOLDER.

    No Participant shall have rights or privileges of a shareholder of the Company with respect to shares purchasable under this Plan unless and until the Participant shall become the holder of record of one or more Common Shares.

SECTION 14. NO REPURCHASE OF COMMON SHARES BY COMPANY.

    The Company is not obligated to repurchase any Common Shares acquired under the Plan.

SECTION 15. AMENDMENT OF THE PLAN.

    The Board may at any time, and from time to time, amend the Plan in any respect, except that, without the approval of the shareholders of the Company, no amendment may be made that changes the number of shares to be reserved under the Plan (other than as provided in Section 11), or that would otherwise require shareholder approval.

SECTION 16. TERMINATION OF THE PLAN.

    While it is intended that the Plan remain in effect for the term of the Plan, the Board may terminate the Plan at any time in its discretion. Upon termination of the Plan, the Committee shall terminate payroll deductions and shall apply the balance of each Participant's Employee Stock Purchase Account to purchase Common Shares as described in Section 6 as if such termination date were a Purchase Date under the Plan. Notwithstanding the foregoing, upon termination of the Plan, a Participant may elect, in the time and manner prescribed by the Committee, to abandon his right to purchase all or a portion of the Common Shares purchasable by him. As soon as administratively practicable after the termination of the Plan, the Committee shall refund to the Participant any amount in his Employee Stock Purchase Plan Account which has not been applied to purchase Common Shares, or, in the case of a Participant who elects to abandon his right to purchase Common Shares, the entire balance of such account or the applicable portion thereof.

    Notwithstanding any provision in the Plan to the contrary, the Plan shall automatically terminate as of the Purchase Date on which all shares available for issuance under the Plan shall have been purchased by Participants under the Plan.

SECTION 17. COMPLIANCE WITH STATUTES AND REGULATIONS.

    The sale and delivery of Common Shares under the Plan shall be in compliance with relevant statutes and regulations of governmental authorities, including state securities laws and regulations, and with the regulations of applicable stock exchanges.

SECTION 18. GOVERNING LAW.

    This Plan and all determinations made hereunder and action taken pursuant hereto shall be governed by the laws of the State of Delaware and construed in accordance therewith.

SECTION 19. COMPANY AS AGENT FOR THE EMPLOYERS.

    Each Employer, by adopting the Plan, appoints the Company and the Board as its agents to exercise on its behalf all of the powers and authorities hereby conferred upon the Company and the Board by the terms of the Plan, including, but not by way of limitation, the power to amend and terminate the Plan. The authority of the Company and the Board to act as such agents shall continue for as long as necessary to carry out the purposes of the Plan.

PROXY                                                                   PROXY

                 PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF
     THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF

                       UNITED STATES CELLULAR CORPORATION

                           TO BE HELD ON MAY 14, 1997

     The undersigned hereby appoints LeRoy T. Carlson, Jr., and H. Donald Nelson, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 1997 Annual Meeting of the Shareholders of United States Cellular Corporation, or at any adjournment thereof, upon the matters as set forth in the Notice of Annual Meeting and Proxy Statement, as designated on the reverse side hereof.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
        ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY
                    WILL BE VOTED FOR PROPOSALS 2 AND 3.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                             ENCLOSED ENVELOPE

                       (CONTINUED ON REVERSE SIDE)

                       UNITED STATES CELLULAR CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. ELECTION OF DIRECTORS

   [Not Applicable -- No Directors are being elected by the holders of Common Shares at the 1997 Annual Meeting]

2. APPROVE THE COMPANY'S 1997                 For     Against   Abstain
   EMPLOYEE STOCK PURCHASE PLAN               / /       / /       / /

3. RATIFY ACCOUNTANTS FOR 1997                For     Against   Abstain
                                              / /       / /       / /

4. In accordance with their discretion, upon all other matters that may properly come before said Annual Meeting and any adjournment thereof

                                Dated: _______________________ ,1997

                                Please Sign Here ___________________

                                Please Sign Here ___________________

                                (NOTE: Please date this proxy and sign it
                                 exactly as your name or names appear
                                 hereon. All joint owners of shares should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.)